1997
                       SECURITIES AND EXCHANGE COMMISSION
                              450 Fifth Street N.W.
                             Washington, D.C. 20549
                                _______________

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
               PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                             COMMISSION FILE NUMBER
                                     0-0000

                           AMQUEST International, Ltd.
             ------------------------------------------------------
             (Exact Name Of Registrant As Specified In Its Charter)


               NEVADA                                        65-067-0779
    ----------------------------                          -----------------
    (State Or Other Jurisdiction                          (I.R.S. Employee
         Of Incorporation Or                                Identification
            Organization)                                      Number)

                                4901 NW 17th Way
                       Suite 405 Ft. Lauderdale, FL 33309
                       (954) 772-9541 Fax: (954) 772-3112
                   Attention: David A. Morgenstern, President
                ------------------------------------------------
                        (Address, Including Zip Code, And
                     Telephone Number, Including Area Code,
                  Of Registrant's Principal Executive Offices)




           Securities Registered Pursuant to Section 12(b) of the Act:


            Title of each class         Name of each exchange on which each
            to be so registered             class is to be registered
          -----------------------     ---------------------------------------
              Not Applicable                     Not Applicable


           Securities Registered Pursuant to Section 12(g) of the Act:

                          Common Shares $.001 par value
                     ---------------------------------------
                     Title of each class to be so registered

                                       Table of Contents

   Item 1.   Business                                                                        3-12

   Item 2.   Financial Information - Management's Discussion and Financial Analysis         12-23

   Item 3.   Properties                                                                       24

   Item 4.   Security Ownership of Certain Beneficial Owners and Management                 24-25

   Item 5.   Directors and Executive Officers of the Company                                25-27

   Item 6.   Executive Compensation - Other Compensation - Stock Option Plan                29-30

   Item 7.   Certain Relationships and Related Transactions                                 30-31

   Item 8.   Legal Proceedings                                                                31

   Item 9.   Market Price of and Dividends on the Registrant's Common Equity and
             Related Stockholder Matters                                                      32

   Item 10.  Recent Sales of Unregistered Securities                                        33-35

   Item 11.  Description of Registrant's Securities to be Registered                        35-38

   Item 12.  Indemnification of Directors and Officers                                      38-39

   Item 13.  Financial Statements and Supplementary                                           39

   Item 14.  Changes in and Disagreements With Accountants on Accounting and Financial
             Disclosure                                                                       39

   Item 15.  Exhibits, Consolidated Financial Statement, and Financial Statement Schedules

             A.       1. Financial Statements, Notes and Schedules                          40-54

             B.  Signature Page                                                               55

             C.  Documents Filed as Part of the Report

                     3. Articles of Incorporation and by-laws                               55-84

                     4. Instruments Defining The Rights Of Security Holders                 85-137

                     5. Legal Opinion                                                      142-143

                    16. Auditor's Letter                                                   144-145

                    22. Subsidiaries of the Registrant - Articles of Incorporation           146



ITEM 1.  BUSINESS

GENERAL OVERVIEW
Amquest International, Ltd., ("the Company") (b.b.OTC:AMQI), is a Corporation organized under the laws of the State of Nevada. The Company was incorporated as Comstock South America on March 8, 1988. On August 12, 1994, the Company changed its name to International Medical Ventures, Ltd. and then to International Mergitech Ventures, Ltd. on July 31, 1995. From January through November, 1995, it traded at very low volume on the Bulletin Board, OTC symbol IMVT (low $2.85 high $5.00). In order to reflect a revised business purpose, the Company changed its name to Amquest International, Ltd on January 29, 1996. On May 5, 1996, the Company filed a revised 15c2-11 Registration and began trading as AMQI on June 10, 1996 (1996 low $31/2; high $77/8). At December 31, 1996, the Company achieved a Total Shareholders' equity of approximately $285,072,526, which is a Net Tangible Book Value of $7.62 per Common Share based upon 37,415,000 Common Shares outstanding.

The Company has actively pursued acquisition candidates to implement it's business objectives and it has a very specific business plan. The initial phases of this plan are underway and are detailed throughout this Report. For instance, the Company has commenced operations in its investment banking segment and in 1996, it recorded approximately $9,594,413 in unrealized income from these investment activities. (See "Financial Statements"). Further, It has developed a series of proprietary products to be offered into the mortgage lending and consumer credit services industries. While these products work efficiently in virtual reality models on the computer as research projects, they are untested in the open market at large. The Company intends to operate as a financial services and investment holding corporation that will initially perform investment banking and business advisory services. It plans to then expand into mortgage and consumer credit lending, predominantly through mergers and acquisitions, and then into asset management. Through December 31, 1996, the Company's operations were limited to research and development of its business products, the formulation of its future strategies, and consulting. The Company, through its subsidiary, Amquest Advisors, LLC., will manage the Company's multi-portfolio mutual fund, Amquest Matrix Funds, Inc., registered on August 28, 1996, due to be effective shortly.

The Company's business strategy is founded on the supposition that the crossroads where homes are bought and sold is an underutilized intersection for commerce. To the Company, this premise means that there are more financial services that can be marketed as part of the residential real estate sale and closing process than those currently being targeted by operating companies. The Company's series of financial services products are intended to enable borrowers to build their retirement savings while they are repaying their loans. The Company calls this system "Investment Lending," a term coined by the Company. Investment Lending involves embedding investment products (such as mutual funds and life insurance) inside the borrower's normal loan and debt payments. The borrower's savings is thereafter built as they repay. Management's strategic premise for developing these products is that, by doing so, it can capture a certain niche of the home mortgage market, targeting the $100,000 to $124,000 bracket, which is statistically the average residential home sale in most US metropolitan areas.

By closing and servicing loans with capital that it raises itself, and by redistributing portions of loan cash flow into Company-directed investment programs, the Company believes it can achieve consistent earnings growth. The objective of Investment Lending is to lower the effective interest rate paid by borrowers. Under this system, payments made on loans (homes, autos, etc.), which normally consist of principal and interest, would also include a portion of the payment being redistributed into investment products which directly benefit the borrower. Investment Lending is a value-added savings system that might be considered similar to Social Programs in that the borrower as beneficiary does not have to be convinced or sold on the reasons why contributions should be made to retirement. Borrowers, in general, pay no more than what they would pay in interest and principal on a similar loan. Since the Company redistributes its interest income to benefit the borrower, the borrower has minimal exposure. To the borrower, they are paying routine interest. To the Company, this is cash flow to invest. At the end of the loan, because the Company has shared its investment income with the borrower, instead of just charging interest, the borrower has something more to show for the money paid than just the product bought. Borrowers have, in theory, "Money Now and More Later," a marketing phase coined by the Company.

BUSINESS DEVELOPMENT AND STRATEGY
On January 15, 1996, the Company established a multi-year goal to raise two or more billion in equity capital through the offering of its' corporate securities. This strategic initiative was established by Management to posture the Company squarely into the mortgage banking and consumer credit industries through the development of subsidiaries. The Company plans to also function as an investment holding company. In 1996, it initiated the registration and management of its own mutual funds, and it intends to market its own private-label, collateralized securities in the future to raise additional capital for its lending operations that are in the planning stages. Management's goal is to bundle realty and mortgage operations with certain aspects of consumer credit services, and then, by adding certain investment and insurance services to these lending operations, it believes it can create a new marketing approach that could provide the Company with a competitive advantage. At the filing date of this Report, many of these management's goals are now in various stages of completion and further development. The Company plans: 1) to continue to pursue growth through the exchange of corporate securities for fixed or liquid assets; 2) to sell additional registered and unregistered corporate securities, in the form of debt and equity instruments and raise additional capital, and; 3) to acquire profit-producing companies.

The Company has incorporated two subsidiaries: These are:

1. Homevest Mortgage Corporation. This is the Company's Mortgage Services segment, ("Homevest"), which was incorporated in the State of Delaware on September 27, 1996. The Company plans for Homevest to consist of mortgage merchant banking, including purchasing and selling residential mortgage loans and residential mortgage servicing rights; offering brokerage, consulting and analytical services to other financial services companies and financial institutions; servicing residential mortgage portfolios for investors; originating residential mortgages; and providing real estate brokerage and sales disposition services.

    (a) The Company considers the Homevest mortgage as being in the final stages of development and it plans to offer this product at fixed rates of interest that are designed to fall below effective interest rates offered by conventional mortgage lenders. This is achieved by having the borrower pay the same monthly payment as for a conventional loan at 8.5% interest, but the payment stream is redistributed in such a manner that a portion of the interest allocation becomes a cash surplus available to invest. This amount would be invested into the Company's mutual funds and life insurance products for the direct benefit of the mortgagee.

    (b) The Company believes that its Investment Lending system provide it with a diversified revenue stream, which in theory, could decrease its dependence upon interest income and also make the Company's lending practices less susceptible to interest rate float.

2. Amquest Advisors, LLC. The Company's Investment Services segment, through Amquest Advisors, LLC., was incorporated in the State of Delaware on August 5, 1996, and consists of investment banking, asset management, brokerage and other financial services provided through future subsidiaries and indirect affiliates, including Sun Consolidated Securities, Inc., a registered NASD/SIPC broker dealer.

To date, the Company has also implemented its business strategy though the establishment and development of two (2) affiliate entities for the receipt of capital and assets under management for investment. Neither of these entities are subsidiaries of the Company. They are:

1. The Amquest Matrix Funds, Inc., a mutual fund ("The Fund") incorporated in the State of Maryland, on July 18, 1996. On August 28, 1996, the Company registered The Fund with the Securities and Exchange Commission. It is a multi-portfolio mutual fund registered under the Investment Company Act of 1940, managed by Amquest Advisors, LLC, a wholly-owned subsidiary of the Company. The Company engaged Tocqueville Asset Management, Inc., New York, New York, as the sub-advisor for The Fund, and Firstar Trust Co., Milwaukee, Wisconsin, as The Fund's custodial administrator. This registration is in the final stages of requirements prior to becoming effective.

2. The Amquest Matrix Trust, Ltd. is an international business corporation, ("The Trust"), incorporated on October 30, 1996, in the Commonwealth of the Bahamas. This entity was formed for the specific purpose of maintaining capital and assets under management offshore. The company plans to make application in the Bahamas to sell its mutual funds internationally through this entity, presumably on the Luxembourg (or other) Stock Exchange. The Trust is managed by Amquest Advisors, LLC.

The Company also plans to incorporate a Consumer Finance Services segment, which it has tentatively called Amquest Credit Industries, Inc. ("Amcredit"), a to-be-formed corporation. Management intends for its Amcredit operations to include consumer lending (secured and unsecured personal loans, real estate-secured loans and consumer goods financing), and credit card, debit card and credit-related insurance services. The Company plans to deploy its Investment Lending system into consumer credit in order to benefit the borrower (discounted interest rates), as well as the Company as the lender (higher earnings).

PROPOSED ACQUISITIONS
During the period from November, 1995 through March, 1997, the Company proposed various preliminary letters of intent in order to further its business objectives. Such letters included acquisitions, joint ventures, corporate alliances, asset purchase transactions, and the sale of its corporate securities. As of the date of this Report, none of these past transactions have closed, and no further negotiations with such parties are underway or contemplated. For this reason, no discussion of such proposals are included herein.

On April 1, 1997, the Company proposed certain final terms to acquire a specific realty franchise operation, the name of, and city of location, cannot be disclosed until the purchase contract is signed.

Management believes the salient facts of regarding this transaction is that the acquisition is a high profile national franchise operation which has been rated in industry publications as one of the nation's largest brokerage firms, in the top five in both average annual growth in transaction sides, and average annual growth in sold volume, 1991-1995. Management anticipates this acquisition would bring approximately 600 selling agents into the Company, generating approximately $1.5 billion (over 9,200 transactions) in closed residential sales annual volume. The two principals of the target acquisition, as majority shareholders, will receive a total consideration of $6,770,000.

The proposed terms offer $2,170,000 in cash ($2,000,000 to the senior principal, $170,000 to junior principal), plus $2,000,000 in the form of a secured corporate note, payable over the course of five (5) years to the senior principal, plus a face value equivalent of $2,000,000 and $600,000, respectively, to the senior and junior principal, in Common Shares issued at the market price average over the five previous trading days prior to closing. Both of these individuals have agreed to sign two (2) year employment contracts, as did two (2) other professionals associated with the transaction, one a title attorney, and the other a licensed real estate professional, who are considered additions to management. While the fundamentals of the transaction have been agreed to in a signed letter of intent, such instrument is non-binding on the parties. The Company plans to announce the name and the final terms of the transaction on the date that the purchase agreement is signed, which is expected to be prior to April 14, 1997. However, like any pending transaction, it may never close, or even if it does, the terms may be different that those highlighted above. Such changes may be material.

Regarding future proposed acquisitions, if any, the Company has established a rigorous criteria for evaluating acquisition candidates, understanding the risks associated with such activities. The Company wants to limit exposure to losses or liabilities whenever possible. The Company has developed its own criteria and will continue to develop criteria to solicit and obtain favorable acquisition candidates. While the following list is not in any specific order of importance, management will consider, among others, such factors as 1. Cost of acquisition of the target company; 2. Revenue and Earnings track record; 3. The diversity, experience and strength of present management; 4. Quality of operating personnel; 5. Potential for growth; 6. Cost of expansion in geographic and national arena; 7. Corporate culture and competitiveness with other similar businesses; and 8. Geographic location.
                                       5

The Company is reluctant to prematurely risk its assets without the prospect for considerable gain. The cost, expenses and potential for liability associated with acquiring operating companies previously owned by others is significant. The Company intends to seek, investigate, and if such investigation is satisfactory, acquire controlling interest in acquisition candidates that will serve to further its business objectives. In considering such candidates, the Company will not restrict its search to any specific geographic location, even though geographic location will be one of several factors considered.

In applying the above criteria, management will analyze all available information relevant to the acquisition and make its decision based upon the above factors and others available at the time of the potential acquisition. Management may meet personally with management of the target acquisition, key personnel, and visit and inspect on location, retain independent advisors, attorneys, accountants, consultants and specialists for verification of information, and take other necessary investigative measures to the meet the Company's due diligence requirements. The Company is unable to predict with absolute certainty when it may complete any proposed acquisitions.

Material Product Research.
The Company has entered into, and it is contemplated that the Company may in the future enter into transactions with management, directors and affiliates which, even though may involve conflicts of interest, are believed to be fair and equitable transactions in the best interest of the Company

During 1996, the Company issued 1,000,000 shares of common stock collectively to Caveat Enterprises, Inc. and its owner, Mr. John Cavaiuolo, Chairman of the Board of the Company, and also 400,000 to Montgomery, Smith & Associates, Inc., a bank management consulting firm, operated by Mr. Cavaiuolo, Mr. Bruce S. Eagelson and Mr. James Krupinski, who are also Directors of the Company. These consultants will continue to provide future services to be rendered to the Company when its Investment Lending products are marketed. (See Items 6 and Item 7 of this Report).

The Company has also utilized the services of Kinsman Merchant & Associates, Inc. (KMA) to do various research and to provide on-going consulting services. (See Principal Shareholder below). KMA and its key management person and controlling shareholder, David A. Morgenstern, President and Managing Director of KMA, and other KMA partners and staff, have served as the prominent operating management of the Company since its reformative stages beginning in February, 1995. KMA continues to provide extensive research in order to create proprietary strategies, methods and services, as well as research-backed, computer generated virtual reality models. This research has been used to refine the financial assumptions related to the Company's projected operating results for years 1 through 5 and the development of investment lending as a concept and as a group of financial services products. The focus of this on-going research is how certain legislative, political, social and economic trends within the real estate, collection and venture capital industries will affect development and implementation of the Company's products and services. (See Items 6 and Item 7 of this Report).

KMA's contributions include on-going refinement of products and training tools to bundle the services of the Company, so that first and foremost, the products and operating methods are in compliance with the Real Estate Settlement Procedures Act (RESPA), the Fair Debt Collection Practices Act (FDCPA), the Securities Act of 1933, the Securities Exchange Act of 1934 (collectively the "ACT"), and the Investment Company Act of 1940, in addition to insurance licensing and other selling and borrowing compliance laws. KMA further did research studies and reports for the following:

     i). Costs of Management, including assignments and compensation consistent with the industry standards for residential real estate sales, mortgage financing, collection and venture capital and compensation structure for each;

     ii). Business risks in these industries and their growth markets, including trend analysis, uncertainties and the pitfalls to success;

iii). Capital Market Research which interfaced its acquisition plans with stock market trends and the potential stock price growth of the Company's publicly traded equity securities;

iv). Investor Relations, including informative marketing materials, publishing and printing costs, and;

v). Budget and operational analysis and cash management, including software research, on operating a multinational corporation in many diverse market facets.

With respect to the Amquest Matrix Funds, Inc. KMA provided research consisting of the following:

      i). advantages of beginning the fund as a three (3) fund portfolio fund and expanding it over time to become potentially a broader portfolio family of funds, including international investments, to provide a broader asset allocation investment capacity;

      ii). research into the feasibility of replicating The Fund internationally in several different foreign markets, and the capacity to retain professional, independent money managers for each of the individual portfolios, providing day-to-day supervision and management; and the requirements for independent review, supervision and administration of The Fund, in accordance with investment objectives and policies of each of the portfolio's focus on diversified asset allocation.

Neither Montgomery, Smith & Associates, Inc., nor Kinsman, Merchant & Associates, Inc. operate under the terms of any formal consulting agreements, but rather, since the controlling principles of these firms are either officers, directors, shareholders, or insider controlling shareholders of the Company, each individual performs services on ongoing basis, either as compensated for shares previously issued to them, or on the basis of expenses and salaries for staff paid only.

PRINCIPLE SHAREHOLDER.
On February 5, 1995, Kinsman, Merchant & Associates, Inc., ("KMA") purchased the Company from Associates Consulting Group, Dallas, Texas. At that time, the Company was known as "International Medical Ventures. Ltd., organized by non-related parties as a medical properties holding company (doctor's practices, diagnostic equipment, etc.) but it never commenced revenue-producing operations. On July 31, 1995, the Company charged its name to International Mergitech Ventures, Ltd., and it traded publicly (OTCbb: IMVT), through November, 1995 (low $2.85; high $5.00). KMA paid additional consideration to non-related third parties for: a) the Control Block of 19,000,000 Common Shares and b) 10,000 Series "D" Preferred Shares (the full issuance of this Class) whereby these Preferred Shares control 50% of the authorized voting rights of the Company (collectively these Common and Preferred Shares are referred to as the "Control Block"). KMA paid $2,825,000 for the Control Block, whereby of this amount, $1,900,000 was paid for the 19,000,000 Common Shares and $925,000 was paid for the 10,000 Series "D" Preferred Shares. By December 31, 1996, KMA conveyed approximately 3,150,000 Shares to third parties. On February 5, 1997, these 19,000,000 Shares became free trading, subject to restrictions on transfer or sale under Rule 144 of the Securities Act of 1933. (See also Item 4 of this Report.)

CHANGE IN AUTHORIZED SHARES.

After careful consideration, on October 1, 1996 the Company's Board of Directors approved the amendment of the Company's original Articles of Incorporation, dated March 8, 1988, to increase the number of authorized Shares from One Hundred Million (100,000,000) to Five Hundred Million (500,000,000), par value $.001 per Common Share.

The Board of Directors further voted to increase the authority to issue Three Hundred Million (300,000,000) Shares of Preferred Stock, par value $.001, in four (4) Series: Series "A": 100,000,000 Shares; Series "B": 100,000,000
Shares; Series "C": 99,990,000 Shares; and Series "D": 10,000 Shares, as opposed to the level prior to October 1, 1996 being Thirty Million (30,000,000) Shares of Preferred Stock, par value $.001, in four (4) Series:
Series "A":  10,000,000 Shares;  Series "B":  10,000,000  Shares;  Series "C":
9,990,000 Shares; and Series "D": 10,000 Shares. The Articles of Incorporation were so amended to reflect these increases in the authority to offer corporate securities.

CHANGE IN FISCAL YEAR.
After careful consideration, on December 1, 1996, the Company's Board of Directors voted to change the Company's fiscal year end from July 31, to a calendar year end, December 31. Accordingly, the Company revised previous years' financial statements to reflect this change for comparative purposes.

CUSIP NUMBERS
The Company's securities are identifiable under the Standard & Poor's CUSIP number system:

--------------------------------------------------------------------------------
Description          CUSIP Number        Preferred Shares    CUSIP Number
--------------------------------------------------------------------------------
Common Shares:       032149 10 6         Series "A"          032149 20 5
                                         Series "B"          032149 30 4
Series "A1A" Units   032149 60 1         Series "C"          032149 40 3
Class A Warrants     032149 11 4         Series "D"          032149 50 2
-------------------------------------------------------------------------------
(See Also Item 9 of this Report)

REVENUE.
At December 31, 1996, the Company achieved no gross revenues from its operations of investment banking and consulting services. The Company plans to acquire revenue through mergers and acquisitions with presently operating companies in the financial services and related industries and through the expansion of its consulting services. Homevest Mortgage Corporation and Amquest Advisors, LLC, the Company's two (2) wholly-owned subsidiaries, had no transactions from inception through December 31, 1996. The Company plans to form other subsidiaries in the future as may be required to absorb revenue producing acquisitions.

DEPENDENCE OF A SEGMENT OR A SINGLE CONSUMER.
The Company has not begun Investment Lending operations. However, the Company does not expect to be dependent on a single customer once these operations begin. As a result, the Company does not foresee the loss of a single customer or account having a materially adverse effect on the Company.

PATENTS,  TRADEMARKS,  SERVICE MARKS, FRANCHISES,  AND CONCESSIONS.
The Company intends to apply for copyright of Amquest, Homequest, Homevest and Amcredit, as well as for trademarks or service marks of its logo identification for the Company and subsidiaries.

BACKLOG OF ORDERS.
There is no backlog of orders with respect to the Company or its subsidiaries.

SEASONAL NATURE OF BUSINESS.
While the Mortgage Industry has some change from quarter to quarter in terms of closed residential sales, the Company does not expect that seasonality will have a material impact on its business.

GOVERNMENT CONTRACTS.
There  are  no  portions  of  the  Company's   business  which  are  subject  to
re-negotiation or termination of government contracts.

EMPLOYEES.
The Company currently has three full time employees, all of which are members of management. David Morgenstern, John Cavaiuolo and Bernadette Stevens are committed to full time employment with the Company. While not employees, the Company depends upon the management and staff support of approximately 22 persons from Montgomery, Smith & Associates, Inc. and Kinsman, Merchant & Associates, Inc., collectively, for banking business management consulting and investment banking services. (See Item 6 and 7 of this Report). The Company will require numerous highly skilled employees, in research, development, production, sales and management. The Company's continued success will depend, in part, on its ability to retain and attract such employees. It will be necessary for the Company to obtain employees for itself, as well as its subsidiaries, in order to effectively complete its strategic plan and there is no guarantee that the Company will be able to do so.

FOREIGN OPERATIONS.
The Company plans to eventually have significant foreign and international operations. At present, this plan has been implemented by minimal operations in Brazil and the Bahamas. These beginning operations, while not revenue producing, have proven sufficient to permit on-going negotiations and certain conclusive results in regards to the sale of the Company's registration-exempt and unregistered securities to private institutional investors.

For instance, such activities supported the process that was involved in the purchase of certain Judicial Bonds ("Treasury Credits"), full faith and credit instruments of the Federal Republic of Brazil, exchanged for the Company's corporate securities. (See also Financial Data in this Report). This event was managed through the securities brokerage firm of Corretora Souza Barros Cambio E Titulos, S.A., Sao Paulo, Brazil and company representatives in Brazil, specifically an attorney, and certain advisors and consultants. (See also "Series A1A Units" and "Capital Resources" below.) In this connection, the
Company  also  utilized  the  services  of  two  unrelated  foreign   investment
syndicating companies, namely, Geneva Ventures, Ltd., operated by Danish nationals, and Acajou Holdings, Ltd., operated by Spanish nationals. Such foreign companies, and transactions involving the purchase of foreign government debt securities, among other transactions, are subject to laws and regulations of their resident jurisdictions. Accordingly, there are many situations which could negatively impact the Company's capacity to continue relations with such foreign corporations, or to engage in such foreign transactions, the extent or circumstances of which cannot fully be known.

The Company plans to expand its foreign operations for the purpose of accessing global capital markets for the placement of its corporate securities and for the planned sale of its private label asset-backed, or mortgage-backed securities, and for the sale of its bond issues. Significantly all of its assets acquired thus far have been the result of such start-up investment holding operations in foreign countries. To further accomplish this, the Company plans to open a network of licensed brokerage offices in such foreign lands in order to fortify its capacity to raise capital and manage assets. It intends to continue its research and to study the laws and regulations governing multinational corporations who undertake such activities, including, but not limited to: i) the requirements under foreign law to market or to replicate its Investment Lending system; ii) the requirements to sell or replicate its mutual funds, and
iii) the regulations governing the trading of its securities on foreign country stock market exchanges. There can be no assurance that the Company will be successful in its efforts to become a multinational corporation, in spite of the significant capital expenditures already made in this endeavor, or that it will be able to sustain the significant ongoing expenses and costs associated with operating simultaneously in many nations. (See also "Concentration of Foreign Transactions").

CONCENTRATION OF FOREIGN TRANSACTIONS.
The Company, even in its formative stages, intentionally developed strategies to access foreign capital and assets under management. The Company made inquiries on the Internet and used various other methods to locate foreign-based entities that would be interested in US dollar-denominated securities. In addition to common stock, the Company designed corporate securities that would mimic its planned mutual funds, having features for both growth and income, whereby portions of the capital so raised would be placed as cash reserves for the Company into its mutual funds, when effective. Further, the Company introduced potential investors to its innovative, development stage, financial services products that, if the Company were properly funded, such products could be brought to market and thereby such investors might possibly achieve significant gains. In essence, the Company was willing to give up substantial equity to be able to access such capital sources. Management devised this plan with the understanding that operating a financial services company requires billions of dollars of capital and borrowings, and that the credentials to be in the financial, asset management, and investment services industries were vast, including the need for securities brokerage contacts, big bank references, and a seasoned management team with a broad scope of successful operating experience.

Management believes the development of the Company is both massive and ambitious. It will require on-going capital now and well into the future. The Company seeks foreign investors, whether individuals or institutions, that look more towards long term gains on such investments, as opposed to short term income, to which the present domestic investor has become accustomed.

The Company seeks foreign capital markets in which it can sell or exchange its corporate securities. In this connection, by December 31, 1996, over fifty (50%) percent of the Company's total issued and outstanding securities, with consideration given to the issuance of both common and preferred shares, were exchanged for foreign-source assets and capital.

The Company believes that its strength will come from being able to continually source investment capital from a global network of providers, and from many different countries. However, these sources may experience social economic or political problems at the same time, and if such an event occurred, it could adversely effect the Company. At this time, almost all of the Company's capital and assets reside offshore, either in the Federal Republic of Brazil or in the Commonwealth of the Bahamas. While these countries have a certain current level of economic, political and social stability, their relationships with the United States and companies therefrom are still subject to change, based upon what these countries perceive to be the best for their own citizens. Also, unrest in such countries is not without possibility, and such conditions could adversely effect these transactions.

In the case of the Company's primary asset, an approximate $256 million in Judicial Bonds (the "Credits"), which are debt securities of the Federal Republic of Brazil, such instruments cannot leave Brazil in their present form and therefore must be sold outright or used as collateral for bank letters of credit issued inside Brazil. Further, the owners of the Credits accepted an irrevocable letter of payment issued by a bank in the Bahamas which issued the letter of payment in exchange for the Company's corporate securities. The bank's obligation, as a custodian, is to liquidate the Company's equity securities in the open marketplace and pay the proceeds over to owners of the Credits. If, for any reason the stock market does not support this orderly sell off, the bank would have to pay any deficiency from its own sources. In such instance, the bank would prevail upon the Company to share the equity margin it has in the Credits to lessen the bank's exposure to having to reduce its capital, and also the Company's exposure to a sell off of its securities in a declining market. Conversely, the Company believes it has a sufficient margin between the price it paid for the bank's letter of payment and the present market value of the Credits to still achieve gains even if it had to share its margin in the Credits with the bank, in order to protect itself from any adverse sell off of its securities. However, there is no guarantee that this margin will in fact be sufficient. This transaction is dependent upon the laws of at least three disparate, distinct and unrelated countries, the consequences of a default on the part of any of the parties, including the Federal Republic of Brazil on the Credits themselves, cannot be fully known. There can be no assurance that this transaction, among others the company has undertaken or will undertake in the future, including the purchase of foreign government and corporate-issued securities, will result in a positive cash flow, or that, if problems do develop between the disparities of international law, that such challenges will be successfully resolved, to the benefit of the Company and its shareholders. (See Financial Data in this Report),

WORKING CAPITAL REQUIREMENTS.
There are several strategic events that were set into motion throughout 1995 and 1996 that were designed to have the Company reach a goal of $50 million or more in revenue by December 31, 1997. Significant working capital will be required to fulfill this goal and the Company plans to utilize its assets to obtain bank letters of credit and to sell assets and additional securities in furtherance of its goals. Working capital requirements for the Company are subject to adjustments and such changes will be dependent upon many factors. These include, among others, the hiring key personnel, developing marketing materials, increased administrative expenses, other mergers and acquisitions, as well as the Company's long term expansion plans into international markets, among future expense which by nature cannot fully be predicted, will impact the Company's working capital requirements. Further, the costs associated with developing, building and opening Homevest Centers (or other similar facilities) in order to market is financial services operations, is also expected to be substantial. Developing and marketing private label investment instruments to raise additional capital for Mortgage Origination and to write Mortgages for its own account (as an investor) has significant costs. To enter into the business of funding mortgages from capital raised directly by the Company, and to commence the Homevest and Amcredit lending activities, will arguably run into the billions of dollars necessary to carry on such operations, where the costs and expenses to raise such capital would be borne by the Company.

The Company's growth plan is very ambitious. For instance, the Company plans to reach a level of financial services and mortgage underwriting by December 31, 2001 sufficient to reach a gross revenue level of over $1 billion. In order to accomplish this aggressive plan, management believes that it will need in excess of $250 million or more of additional capital for its acquisition of revenue producing entities and for marketing its products. Further, Management believes it will require in excess of $100 million in the form of cash reserves to be invested into The Amquest Matrix Funds, in order to create what the Company believes will be a stable and consistent earnings floor. The availability of continuing working capital is therefore either a boon or a constraint on growth and liquidity. For this reason, among others, the Company plans to continuously market its' instrument instruments at such a volume as to raise capital sufficient to accommodate the directives of its strategy, and the mandates it has set forth in its highly specific business plan. These actions can be either dilutive, and therefore impact earnings per share calculations, or non-dilutive, to current shareholders. Should such instruments impart debt upon the Company, increases in its liabilities could be substantial. There is no guarantee the Company will be able to meet its capital requirements for operations. For instance, currently, the Company has minimal operating history and it does not yet produce revenue. These factors have proven to have a great impact on the Company's liquidity because lenders consider these factors as more significant than the collateral value of assets to be pledged in granting loans or letters of credit to the Company. Accordingly, the Management considers gaining revenue through acquisition as its current paramount goal.

COMPETITION AND OTHER FACTORS.
Various entities may compete directly with the Company for any or all of its services. The Company will compete with these enterprises on the basis of price and quality of services offered. Most of these entities will have been in existence longer than the Company and may have greater financial and marketing resources. Further, these experienced entities may be able to devote greater resources to securing market share. They may have greater expertise in the promotion and sale of their services. Each subsidiary upon which the Company's success and strategy is planned is subject to competition. Amcredit and Homevest will face competition from large mortgage or banking institutions. There is no assurance that these institutions will not consolidate or merge, and integrate the structure which the Company has planned thereby creating competition for the future. In addition, the mortgage and financing industry is highly competitive. Amcredit and Homevest will be competing with mortgage bankers and other financial institutions to offer financial services and products as well as competitive lending rates. There are no assurances that the Company's will be able to proceed with their reinvestment strategy and compete with other industry participants. The Amquest Matrix Funds, Inc. ("The Fund") will face competition from over 7,000 Mutual Funds, where almost all of them have longer operating histories and investment track records in comparison to The Funds.

FEDERAL, STATE AND LOCAL REGULATION.
The business that the Company contemplates undertaking is highly regulated and its Investment Lending products are, in many aspects, original, proprietary, and unique. While the Company has attempted to research the capacity to sell bundled financial services as copyrighted "products," and it has generated studies that indicate it can do so in full compliance with existing regulations and statues, there is very few, if any, applicable tests of law or fact that support or challenge the marketing of value-added products that are designed to provide "gains to the consumer styled as a redistribution of interest charges." Although the Company believes that Investment Lending will be in compliance with applicable statutes and regulations, there can be no assurance that the Company will always be able to remain in compliance. It is unlikely that the Company will exclusively market the Homevest mortgage. It will therefore be subject to eligibility criteria for residential mortgage loan requirements, and, in some instances, fixing of maximum interest rates and fees. It will be subject to the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the Department of Veterans Affairs (VA), the Federal Housing Administration (FHA), each of which have individual regulation and loan criteria. The Real Estate Settlement Procedures Act (RESPA), which governs the rules for the closing of the real estate transaction required by the lender and is designed to protect the consumer, has been almost entirely revised in 1996. Although the Company believes that the essential elements of the new RESPA can be complied with, there is very little if any case law yet to support or challenge the Company's theory of operation. In addition, all of the Company's contemplated operations will be subject to the Equal Credit Opportunity Act, Right to Financial Privacy Act, as well as various State and Federal Insurance Laws. State regulations prohibiting discrimination, referral fees and credit settlement costs, may also be applicable to the operations of the Company.

Relative to the Amquest Matrix Funds, these will be subject to the regulations set forth in the Investment Company Act of 1940, which requires registration of investment companies and sets forth substantive requirements relating to the functioning of such companies. Further, The Fund will be subject to the disclosure requirements established by the Securities and Exchange Commission.

The Company intends to apply ongoing efforts for its subsidiaries which meet the needs of its clients and that also comply with Local, State and Federal Laws. Although the Company believes that it is currently in compliance with applicable statutes and regulations, there can be no assurance that the Company will always be able to remain in compliance. The failure to comply with such statutes and regulations would have a material adverse effect upon the Company's operations. Changes in existing laws and enforcement may also have a materially adverse effect. In addition, as the Company expands its operations into various jurisdictions, additional compliance may be required which may have more stringent regulatory requirements. The failure to comply with any of the said regulations could result in a rescission or a voiding of loan agreements, the loss of approved status, loan repurchases and/or indemnification, class action suits by Debtors, and various administrative enforcement actions.

ITEM 2.  FINANCIAL INFORMATION

The selected financial information presented below under the caption "Summary of Consolidated Financial Statements" has been derived from the audited financial statements of the Company, and should be read only in connection with those statements, which are included herein in Item 15: Exhibits. The selected financial information provided has been examined by independent Certified Public Accountants. Paid in Capital has been provided by the Company's founders and by fund-raising activities. The Company's operations, except for certain acquisitions, are currently confined to its capital raising activities, business and investing banking consulting, and to the development of its subsidiary operations.

SUMMARY OF CONSOLIDATED FINANCIAL STATEMENTS
For the  years  ended  December  31,  1994,  1995,  and  1996  (See  Item  15:
"Financial Statements")

                                                        December 31,
                                                        ------------
                                                 1994            1995             1996
                                                 ----            ----             ----
Total Revenue                                $     ---      $      ---       $     ---
Net Income                                      (2,403)        (20,068)         (6,386)
Net Income Per Share                              (.00)           (.00)           (.00)
Dividends per share                                ---             ---              ---
Shareholders' Equity                               197       2,825,139      285,072,526
Shareholders' Equity Per Share                     .00            $.13            $7.62
Number of full-time employees                      ---             ---                3
Number of shares  outstanding  at year end   2,505,000      21,505,000       37,415,000

________________________________________________________________________________

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
This Section, including the information incorporated herein by reference, contains forward-looking statements within the meaning of Section 27(a) of the Securities Act and Section 21(e) of the Securities and Exchange Act of 1934, including statements regarding, among other things, (i) the Company's growth and strategies, which are expressed as management's opinions concerning certain future economic trends, (ii) anticipated changes in the Company's business and demographics, and (iii) the Company's ability to market certain financial services. Forward-looking statements are based upon the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. This Section should be read in conjunction with the preceding "Summary of Consolidated Financial Statements." Additionally, the Company's Financial Statements and the notes thereto, as well as other data included in this Report, should be read and analyzed in combination with the analysis below.

OVERVIEW.
As of the date of this Report, the Company is in some respects emerging from a development stage company and implementing it's specific business plan, in some respects. For instance, on August 28, 1996, the Company registered with the Securities and Exchange Commission, the Amquest Matrix Funds Inc., a mutual fund managed by Amquest Advisors, a wholly owned subsidiary of the Company. This mutual fund family is in the final stages of requirements to become effective. The Company, if successful, will institute several marketing plans that can bring funds under management into its mutual funds. While the Company and its two subsidiaries have generated no revenues from operations during the 1996 fiscal period, the Company plans to expand its investment banking services and to begin revenue producing operations in its subsidiaries through acquisitions, within the next twelve months.

RESULTS OF OPERATIONS, FINANCIAL CONDITION AND LIQUIDITY.
All references to "Notes" are to the "Notes to Consolidated Financial Statements" contained in this Report. At December 31, 1996, the Company had cash and cash equivalents of $1,479,190 and note receivable of $239,128. The Company further had deferred consulting fees in the amount of $1,250,000. The Company plans to use said consulting services for the implementation of it's operations. As of December 31, 1996, the Company had total current assets of $284,646,649. The source of both short and long term liquidity is expected to be derived primarily from the sale of the Company's securities until such time as the Company is able to put it's subsidiaries into operation. (See Capital Resources Below).There is no assurance that the Company will be successful in obtaining additional capital or achieving profitable operations. The Company's operations as of the date of this Report have been limited to consulting and management services which have produced no revenues. The Company has sought acquisition targets to fulfill its business plan and has established its two subsidiaries, Amquest Advisors, LLC and Homevest Mortgage Corporation. The Company also plans to establish it's consumer credit offspring though the establishment of a to-be-formed corporation, currently named Amquest Credit Industries, Inc.

SHORT-TERM LIQUIDITY.
The Company has attempted to eliminate the major variables occurring as the result of industry trends and has designed and implemented strategies to take advantage of industry weaknesses that have arisen from these trends. It believes that its capacity to analyze and adapt to change will enable it to overcome many of the uncertainties that may result from such trends. This notwithstanding, the cost of its capital funds, the effects of interest rates, and the increasing scope of its operating expenses are effecting the Company's short term liquidity and will continue to do so. The Company has attempted to create liquidity by building net worth through the exchange of its equity securities for certain other negotiable securities, notably, Brazilian Judicial Bonds (See "Capital Resources Below and Sale of Exempt and Unregistered Securities" in Item 1 of this Report). In as much as the Company can continue to market its own equity and debt securities, it will be able to positively influence its short term liquidity. Further, the Company's business plan in full operation should provide revenues from many profit centers and thereby reduce its' dependence on interest income or one source of revenue. In spite of progress made thus far, management believes the Company's liquidity has been impacted by the conventional banking system's wait-and-see policy toward development stage and start-up companies.

At December 31, 1996, since no significant opportunity has been lost by the holding of versus the selling of portions of Brazilian Judicial Bonds, the Company has chosen to continue to present itself to its lenders in an on-going evaluation of progress such that by establishing a solid track record, the Company believes that its liquidity requirements will be fulfilled favorably through the development of positive banking relationships. Management sees the determinative factor in holding any investment in assets as whether selling them to gain working capital, to acquire companies, and to expand revenue producing operations is more productive for the Company than holding them. Management continues to contemplate this equation as the need for short term liquidity increases. As the Company implements its business plan, its short term liquidity needs will most certainly increase due to the commensurate increase in operating costs of the Company and its subsidiaries. Such increase will be the result of numerous factors many of which cannot be predicted or identified prior to full operations. The hiring of key personnel and setting up locations for subsidiaries is expected to substantially increase the short term liquidity needs of the Company.

LONG-TERM LIQUIDITY.
The Company will incur substantial expense in maintaining its compliance with Federal, State and Local regulations. It intends to file an S-1 Registration to register both Common Shares and Preferred Shares, Warrants, and potentially other kinds of Investment Instruments. There can be no assurance that the contemplated public offering of the Company's Common and Preferred Shares will raise sufficient capital to cover long-term liquidity requirements. Long-term liquidity is also dependent on revenues generated from acquired companies, and additional infusions of capital and debt financing to fortify the Company's planned consumer credit operations. It is anticipated that the long term liquidity will be achieved from revenues generated by corporate acquisitions and business expansion in related industries. These include residential real estate sales, mortgage financing, insurance sales and marketing of the Company's proprietary debt products and investment services. There is considerable cost associated with bringing these projects through to fruition. Long term liquidity is dependent upon revenues from these and other areas coming online as projected by the management of the Company. The receipt of such revenues can not be predicted with certainty.

CAPITAL RESOURCES.
The Company's capital raising activities have been limited to exchanges and sales of its securities as described in this Report. The Company has attempted to create capital and liquidity by building net worth through the exchange of its restricted equity securities for certain other unregistered liquid securities, namely Brazilian Treasury Credits (See "Recent Sales of Unregistered Securities" in Item 10 and "Description of Registrant's Securities to be Registered" in Item 11 of this Report).

In July, 1996, the Company retained Acajou Holdings, Ltd., ("Acajou") an investment banking firm from Madrid, Spain, and Geneva World Ventures, Inc., a US subsidiary of Geneva Ventures, Ltd., a Gibraltar (UK) global investment syndicate ("Geneva"). Acajou and Geneva, on behalf of the Company, began negotiations with a brokerage firm in Brazil, namely, Corretora Souza Barros Cambio E Titulos, S.A., to acquire certain Brazilian Judicial Bonds (the "Credits"), offered for sale by the Familia Ribas. The Credits are convertible into TDA-E Bonds, and are, by definition, adjudicated government senior debt obligations (full faith and credit) of Federal Republic of Brazil. These electronic instruments are recorded and identified as "Precatorio No. 12.995 Registrio No. 95.03.059979-2." In these negotiations, effective September 12, 1996, the Familia Ribas agreed to sell the Credits to the Company in exchange for an irrevocable Letter of Payment as issued by a bank acceptable to them.

Understanding these requirements, the Company signed an agreement with Geneva Ventures, Ltd., on July 12, 1996, to exchange 4,400,000 Common Shares for certain negotiable securities,which were also conveyed to Americas International Bank Corporation, Ltd. (AIBC), along with 4,000,000 Restricted Common Shares and Five Hundred (500) AMQUEST International, Ltd. Series "A1A" Units to acquire the irrevocable Letter of Payment. On July 16, 1996, Acajou Holdings, Ltd. agreed to receive 4,750,000 common shares in connection with the transaction. The Credits mature from 1/11/1999 through 01/11/2004, at a Face Value of $411,070,383.50
Reals or $404,205,508.00 in US Dollars, based upon an exchange rate of $.9833. The Company has recorded the Credits at 61% of Face Value, or $246,565,359.80, and the Credits appreciate at the rate of 1.5% per month until such time as they are converted into TDA-E Bonds. At December 31, 1996, while the exchange rate became less favorable to the Company ($.9625 opposed to $.9833 when acquired), the Face Value increased to $436,295,121.50 Reals ($419,934,054.40 USD), yielding a December 31, 1996, market value of $256,159,773.10 USD. The Company reflects the increase in value of $9,594,413.30 USD as Unrealized Income, a separate component in Shareholders' Equity, as required by FAS 52.

COMPETITION.
The financial services industry is highly competitive and highly regulated. The Company believes that the principal competitive factors affecting the success of the Company will depend greatly upon the development of techniques and standards for evaluating creditworthiness of individuals and receivable management. The Company believes that it can compete effectively by developing receivable administration, collection procedures and establishing criteria for the evaluation of the credit of potential borrowers and financial services consumers.

INFLATION AND OTHER FACTORS AFFECTING GROWTH AND PROFITABILITY.
The Company and its subsidiaries will be susceptible to interest rate fluctuations. Higher rates tend to reduce the demand for real estate loans. In addition, inflation in future periods is likely to have an adverse impact on interest rates. High interest rates may increase the cost of borrowed funds to real estate developers, which will serve to have a substantial impact on the price of homes to prospective purchasers and thus reduce the volume residential sales. The mortgage industry and consumer borrowing are also adversely influenced by a decline in economic conditions. In times of recession or economic contractions, Borrowers may default and the demand for new loans may be reduced thereby. A significant contraction in real estate sales could have an adverse effect on the Company's loan generation ability and its earnings. This in turn would have an effect on the profit realized from the Amquest Matrix Funds, Inc. since a portion of the payments to Homevest and Amcredit are invested into the Amquest Matrix Funds, Inc.

The Company has little or no control as to the demand for its services and changing prices would have a material effect on the future profitability of the Company. Further, there is no guarantee that the Company will be able to obtain additional financing on favorable terms or at all. The Company is directly affected by trends in business finance, government regulation, and investor sentiment, as well as by interest rate changes and currency volatility. The Company's business activities are subject to varying degrees of risk depending upon the nature of the activity and the extent to which it places its capital at risk. These risk areas are mortgage financing, investment banking, consumer debt purchasing and related transactions.

Management believes that on-going capital raising activities for investment directed by the Company are likely to create revenue performance and liquidity. There can be no assurance that the Company will be able to obtain additional equity or debt financing presently or in the future. Further, expenses associated with the development of the Company's operations will be borne entirely by the Company, as well as most other expansion projects or other acquisitions.

These expenses include the development of information management software and solutions and public relations, as well as advertising, marketing and media presentations. Liquidity will also be affected by various executive compensation contracts and the hiring of key personnel. These costs will negatively impact the liquidity of the Company. The Management plans to closely monitor expenditures as they relate to company expenses and corresponding revenues.

BUSINESS STRATEGY: LACK OF OPERATING REVENUES.
The Company's strategy is to: 1) Acquire profitable, revenue-producing mortgage operations, realty, title, insurance, investment management and finance companies, including certain banks, as operating investments; 2) Invest liquidity into the Amquest Matrix Funds, Inc., a portfolio mutual fund that Amquest has formulated, for the purpose of diversifying its shareholder's capital; 3) Open accounts, lend money and extend credit to corporations, individuals and to its own shareholders, functioning as a global merchant trust and as a credit union "without walls;" 4) Market its insurance, financial, mortgage and mutual fund products to its shareholders and to its global accounts; and 5) Incubate emerging growth companies both domestically and internationally with advise and capital, to enhance the day-to-day business operation of its financial services enterprise.

PLANNED SUBSIDIARIES.
The Company structure was designed to interlock its realty-driven lending operations with its credit and investment related services. This structure provides a vehicle for the Company to "capture" a customer on a long term basis and fulfill that customers borrowing and investment needs throughout the customer's borrowing and investing life. Homevest Mortgage Corporation ("Homevest"), plans to operate as a licensed mortgage bank that utilizes the market for buying and selling residential real estate for further commerce. Homevest expects to use the Company's financial services products to provide investment diversity to its mortgage borrowers by applying a portion of their mortgage payments to an insurance product and a mutual fund investment. The Company see this as a departure from the typical mortgage payment which is applied solely to principal and interest.

The Company plans to market it's products by a licensed real estate professional who will potentially have three (3) additional licenses, including registered investment advisor, mortgage broker and insurance sales. The strategic mandate for Homevest Mortgage Corporation ("Homevest"), the Company's mortgage lending subsidiary, is to control all of the financial services - both the investment side and the borrowing requirements - needed by persons who meet at the intersection of buying and selling homes. The Company believes that this new "investment lending" perspective means that more persons will be able to purchase a home. The individual's credit record (the number of closing points, insurance required, length of mortgage and the interest rate) will be the only distinctions made between one loan and the next. Homevest intends to provide a series of products that will encompass all aspects of the real estate closing transaction and beyond, meeting customer credit needs as well, and thereby eliminate as many of the other entities normally involved home closing equation
- such as independent realtors, relocators, title agencies and mortgage originators - as it is feasibly able to do.

Amquest Credit Industries, Inc., ("Amcredit"), a to be formed subsidiary, which, in addition to secured and unsecured credit cards, plans to market investment advice to persons or entities regarding unpaid consumer debt, in addition to ordinary consumer credit lending. Amcredit plans to focus on amnesty and credit restoration as opposed to typical collection agency tactics which often include fear and intimidation. Certain co-investment products have been developed which are capable of rebuilding an individual's financial capacity. The Company's investment products will be offered for equal or less cost than if the individual or entity was merely paying back unpaid debt through the collection process. Management believes in the 21st century, ownership of everything from cars and homes to personal items will look a great deal like leasing as opposed to actual ownership. Management believes Amquest Credit Industries, Inc. ("Amcredit"), the Company's consumer credit subsidiary, will be ahead of schedule in transforming the global financing scene to this new reality. The Company anticipates consumer credit, investment planning, and equity lending, will be part of the new "parabank" industry that will operate with the support of the commercial banking system but on its fringe.

In response to the general stasis of future financial uncertainty, stability will be fortified by the conversion of lending instruments from the banking environment to the sale of securities traded on the world exchanges as a universal currency. Items, including homes to televisions, bought by an individual will be one of thousands of numbered entries under the leased-asset section of a publicly-traded, collateral-backed security that will ultimately be merely one of thousands of securities that are collectively invested in a mutual fund structure. Foreclosure on a single house, car or item will have little impact on lenders. Management believes that they will be the possession of "controlled-risk pools" like such policies are called under insurance treaties today. Who possesses an asset at a particular time will be less important as will the identity of the borrower due to the issuing of risk associated with the pool. Who the borrower is will be of less importance.

Amquest Advisors, LLC, which is the Registered Investment Advisor of the Amquest Matrix Funds, Inc., ("The Fund"), a mutual fund registered under the Investment Company Act of 1940, plans to market the three (3) portfolio (Income, Growth, and Total Return) plus two (2) private label Portfolio Funds, Money Market and Governments, to Amcredit and Homevest consumers, among sales through conventional brokerage channels. In Homevest and Amcredit, the strategy is to discount their financing program's interest revenue and shift the savings achieved to an investment which benefits the consumer. This "investing of these savings" into The Fund is intended to simultaneously enhance the consumer's financial capacity to borrow, buy or save, as well as generate earnings for the Company.

The Company intends to invest its surplus into The Fund. In 1996, more than 50% of all monies invested in Mutual Funds came from IRAs, up from 36% in 1995. The AMQuest Matrix Funds, Inc. ("the FUND"), intends to expand the capacity for persons who buy homes through Homevest to invest directly into a mutual fund as part and parcel of their monthly loan payments. The FUND is a mutual fund registered under the Investment Company Act of 1940. It has three (3) portfolios (Income, Growth, and Total Return) plus two (2) private label Portico Funds, namely Money Market and Governments.

Amcredit and Homevest plan to discount their financing program's interest revenue and shift the savings achieved to an investment which benefits the consumer. This "investing of these savings" into The Fund is intended to simultaneously enhance the consumer's financial capacity to borrow, buy or save, as well as generate earnings for the Company. The Company also intends to invest in The Fund.

On or before April 15, 1997, the Company proposes to close on the purchase of a significant, $1.5 Billion gross closed residential sales organization, with profitable revenues of approximately $50 Million. The two principals, as majority shareholders, will receive a total consideration of $6,770,000, whereby an equivalent of $2,170,000 in cash ($2,000,000 to the senior principal, $170,000 to junior principal), a $2,000,000 on secured corporate note, payable over the course of five years (5) years (to the senior principal), plus a face value equivalent of $2,000,000 and $600,000, respectively, to the senior and junior principal, as Common Shares issued at the market price average over the five previous trading days. Both of these gentlemen have agreed to sign three
(3) year employment contracts, as did two (2) other professionals associated with the transaction, one a title attorney, and the other a licensed real estate professional, who are considered additions to management. Although negotiations have continued in earnest, there is not assurance that this transaction will even close or if closure occurs, be profitable.

ASSET AND LIABILITY MANAGEMENT.
The Company's prime directive is to structure its' operations so that the majority of its revenues and earnings will be derived from non-interest income. This directive will take time to achieve, since the Company's focus is on mortgage and consumer credit lending, and it will have to operate more in the conventional lending arena than in its newly designed "Investment Lending" arena until such time the market and the capital to support its Homevest (and other) products comes to a sufficient level of fruition. The portion of the Company's revenues and net income that will be derived from net interest income will require considerable analysis and technologies to fortify profitability. The Company will strive to manage its interest-earning assets and interest-bearing liabilities to generate what management believes to be an appropriate contribution from net interest income. Asset and Liability Management seeks to control the variability of the Company's performance due to changes in interest rates and minimize the effects of these conditions. The Company will continually attempt to achieve an appropriate relationship between rate-sensitive assets and rate-sensitive liabilities by increasing the ratio of equity-driven capital to interest-sensitive capital at all times. The Company plans to respond to interest rate volatility by developing and implementing Asset and Liability Management strategies designed to increase its non-interest income and improve the match between interest-earning assets and interest-bearing liabilities.

These planned strategies include:

a) Utilizing mortgage servicing rights as a source of non-interest income and as a countermeasure against the decline in the value of conventional mortgage loans during a rising interest rate environment. Increases in interest rates tend to increase the value of mortgage servicing rights because of the resulting decrease in prepayment rates on the underlying loans; while expanding the issuance of the fully assumable Homevest mortgage products over conventional mortgages inherently tends to discourage such prepayments that serve to reduce the value of mortgage serving rights.

b) Utilizing  the multiple  rollover of its  Mortgage  Origination  Certificates
(MOC) such that the interest cost paid on these one year instruments declines by the number of times the capital is used and re-paid by the Company's take-out instruments, the Mortgage Pass-Through (MPT) Certificates. The function of the MOCs and their subsequent sixty (60) day roll mimics the sale of mortgages into the Freddie Mac/Fannie Mae/Ginnie Mae pools and serves to significantly lower the Company's effective interest rates paid on its MOC short-term Bonds.

c) Increasing the non-interest bearing custodial escrow balances related to the Company's mortgage servicing rights; Increasing focus on lines of business that are less interest rate sensitive, such as the sale of investment instruments, acquisitions, venture capital transactions, brokerage and asset management activities, and bundled (value-added) real estate sales;

d) Maintaining a wholesale loan origination operation. Wholesale originations provide a form of hedge against the balance of mortgage loan servicing rights. In a decreasing interest rate environment, the value of the servicing portfolio tends to decrease due to increased prepayments of the underlying loans. During this same period, however, the volume of loan originations generally increases;

e) Originating  and  purchasing   adjustable  rate  mortgages  and selling newly
originated fixed rate residential mortgages in the secondary market through the issuance and sale of MPTs;

f) Increasing emphasis on the origination of consumer loan products, which tend to have higher interest rates with shorter loan maturities than residential mortgage loans; and Increasing retail deposits, which are less susceptible to changes in interest rates than other funding sources.

CURRENT AND FUTURE TRENDS.
For Homevest: Real estate, title closing, mortgage segments: (1) the development of deeper discount (or no) commission transactions, eliminating seller's side (or buyer's side) commissions, (designed to minimize the costs to both (or either) Buyer and Seller), and enhancing the availability of homes to potential buyers through discounted (very low cost) MLS listings; (2) combining commissions and closing services costs into one price, then discounting the entire amount as a single fee (designed to equalize the reduction in sales commissions); (3) technological, "superhighway" availability of sellers, buyers and mortgages, which sell access, network selling and buying, as well as homes sales; and (4) selling enhancements, (such as fully pre-approved mortgages prior to house hunting), rebates to buyers or sellers; 100% plus loans with no income check, 1/2 point (or zero point) mortgage loans, and special insurance products that cover payments in cases of failing health and disability, in addition to life insurance products, amongst others.

For Amcredit: Capital recovery, credit restoration, refinancing: (1) commercial banks lending more to financing companies for the purposes of servicing sub-prime borrowers on a one-step removed basis than directly to the borrowers themselves; (2) co-label credit cards, and expansion of the duel secured credit card or debit card system; (3) stiffer legislation (backlash) to protect debtors from unreasonable intrusion and permanent "credit wrecking" by credit grantors;
(4) wrap around lending (equity lines), including many new forms of collateral-backed lending vs. customer-backed lending.

Management believes that a trend has developed whereby financial institutions have began selling discounted consumer debt to third parties such as the Company. This is partially the result of changes in the financial regulatory requirements of such entities. One method used by these financial institutions to enhance their current financial condition is to charge-off non-performing loans or other delinquent credit accounts. Typically accounts sold by the originating creditors are sold in large blocks within various ranges. The Company will value each block by analyzing such information as the debtors credit history and likelihood of collecting any of the accounts within the Block. Even if a small amount of the total outstanding principal balances of most of the Blocks will be collected, the Company intends to acquire the Block at a highly reduced rate from the Block's total principal amount. With proper analysis and servicing, the Company believes it will make a return on its investment.

For Amquest Matrix Funds, Inc.: (1) Pension funds investing more and more retirement dollars into mutual funds (currently representing more than half (2.14 trillion of the 4.1 trillion dollars presently invested in 7,000+ mutual funds); (2) pension funds now investing only portions of their dollar in single funds, giving rise to the creation of a greater number of variations of funds into "families"; (3) multi-fund mutual funds being designed to create still broader diversity and spread-risk investing; and (4) the upturn stabilization of the stock market at large as the U.S. economy becomes globally healthier.

Numerous   uncertainties  include:  (1)  whether  large  mortgage  (or  banking)
corporations will consolidate or merge, and integrate into realty agent-supported formats, thereby eliminating office performance declines and agent attrition, (2) whether new, emerging technologies will replace the current traditional method of personal real estate, mortgage, financing, borrowing and lending representation, with various aspects being managed by video, interactive television, or computer-links, where such methods tend to be less expensive, faster and provide more detailed data and information, (3) whether quality (relationship-driven) demand for services can perform in a market dominated by quantity (price-driven) demand sales techniques; (4) whether a fresh, new niche market where high integrity, fair pricing and win-win techniques prevail; or (5) whether the U.S. stock markets (and the international markets) can permanently support the immense, single responsibility to permanently fund, stabilize and advance, the US (and world) economies.

SEASONALITY.

While the Mortgage Industry has some change from quarter to quarter in terms of closed residential sales, the Company does not expect that seasonality will have a material impact on its business.


ADDITIONAL RISK FACTORS


LIMITED OPERATING HISTORY.
The Company has a limited operating history under its existing corporate structure upon which prospective investors may base an evaluation of its performance. The Company was formed in 1988, but it was not until 1995-96 that, during its development stages, that industry research and initial capitalization of the corporation was accomplished. Through December 31, 1996, capitalization has brought forth the possibility of operating the corporation as a combined consulting, mortgage, consumer credit and investment financial services company.

The Company will be subject to all of the risks inherent in the establishment of a new business enterprise, including the need for additional financing, lack of operating revenues and uncertainty of market acceptance of its products. At the date of this filing, it has produced minimal revenues by the rendering of consulting services, which has been the nature of its operations since inception, and the formation of three new corporations, including Homevest Mortgage Corporation, AMQUEST Advisors, LLC, the registered investment advisor for The AMQUEST Matrix Funds, Inc., a Maryland registration mutual fund.

The Company has in the past, and it continues to engage in, negotiations regarding acquisitions of operating, revenue producing companies. These negotiations, as of the date of this Report, have not yet reached closure. There can be no assurance that the Company will not encounter significant difficulties in integrating operations acquired or commenced in the future. Thus, in most respects, the Company is in its development stages. However, its investing banking services segment has commenced consulting operations.
This segment, to date, has not produced any revenues.

CONCENTRATION OF OWNERSHIP.
The current stockholders of the Company beneficially own 37,415,000, which represents 100% of the total issued and outstanding Common Stock. The Company's executive officers, directors, and their affiliates beneficially own approximately 17,250,000 or 46% of the total issued and outstanding Common Stock. Consequently, The Company's executive officers, directors, and their affiliates will be able to determine the outcome of certain corporate actions requiring stockholder approval, and will be able to elect the Board of Directors of the Company. Such concentration of ownership may have the effect of preventing a change in control of the Company. (See Item 4 and |tem 11 of this Report).

CONCENTRATION OF FOREIGN TRANSACTIONS.
The Company, even in its formative stages, intentionally developed strategies to access foreign capital. The Company made inquiries on the Internet and used various other methods, to locate foreign-based entities that would be interested in US dollar-denominated securities. In addition to common stock, the Company designed corporate securities that would mimic its planned mutual funds, having features for both growth and income, whereby portions of the capital so raised would be placed as cash reserves for the Company into its mutual funds, when effective. Further, the Company introduced potential investors to its innovative, development stage, financial services products that, if the Company were properly funded, such products could be brought to market and thereby such investors might possibly achieve significant gains. In essence, the Company was willing to give up substantial equity to be able to access such capital sources. Management devised this plan with the understanding that operating a financial services company requires billions of dollars of capital and borrowings, and that the credentials to be in the financial, asset management, and investment services industries were vast, including the need for securities brokerage contacts, big bank references, and a seasoned management team with a broad scope of successful operating experience.

Management  believes  the  development  of  the  Company  is  both  massive  and ambitious. It will require on-going capital now and well into the future. The Company seeks foreign investors, whether individuals or institutions, that look more towards long term gains on such investments, as opposed to short term income, to which the present domestic investor has become accustomed. The
Company seeks foreign capital markets in which it can sell or exchange its corporate securities. In this connection, by December 31, 1996, over fifty (50%) percent of the Company's total issued and outstanding securities, with consideration given to the issuance of both common and preferred shares, were exchanged for foreign-source assets and capital. The Company believes that its strength will come from being able to continually source investment capital from a global network of providers, and from many different countries. However, these sources may experience social economic or political problems at the same time, and if such an event occurred, it could adversely effect the Company. At this time, almost all of the Company's capital and assets reside offshore, either in the Federal Republic of Brazil or in the Commonwealth of the Bahamas. While these countries have a certain current level of economic, political and social stability, their relationships with the United States and companies therefrom are still subject to change, based upon what these countries perceive to be the best for their own citizens. Also, unrest in such countries is not without possibility, and such conditions could adversely effect these transactions.

In the case of the Company's primary asset, an approximate $246 million in Judicial Bonds (the "Credits"), which are debt securities of the Federal Republic of Brazil, such instruments cannot leave Brazil in their present form and therefore must be sold outright or used as collateral for bank letters of credit issued inside Brazil. Further, the owners of the Credits accepted an irrevocable letter of payment issued by a bank in the Bahamas which issued the letter of payment in exchange for the Company's corporate securities. The bank's obligation, as a custodian, is to liquidate the Company's equity securities in the open marketplace and pay the proceeds over to owners of the Credits. If, for any reason the stock market does not support this orderly sell off, the bank would have to pay any deficiency from its own sources. In such instance, the bank would prevail upon the Company to share the equity margin it has in the Credits to lessen the bank's exposure to having to reduce its capital, and also the Company's exposure to a sell off of its securities in a declining market. Conversely, the Company believes it has a sufficient margin between the price it paid for the bank's letter of payment and the present market value of the Credits to still achieve gains even if it had to share its margin in the Credits with the bank, in order to protect itself from any adverse sell off of its securities. However, there is no guarantee that this margin will in fact be sufficient. This transaction is dependent upon the laws of at least three disparate, distinct and unrelated countries, the consequences of a default on the part of any of the parties, including the Federal Republic of Brazil on the Credits themselves, cannot be fully known. There can be no assurance that this transaction, among others the company has undertaken or will undertake in the future, including the purchase of foreign government and corporate-issued securities, will result in a positive cash flow, or that, if problems do develop between the disparities of international law, that such challenges will be successfully resolved, to the benefit of the Company and its shareholders. (See Financial Data in this Report),
                                       20

NEW PARTICIPANT IN BUSINESS LINES; MANAGEMENT OF GROWTH.
The Company must manage the development of new business lines in which the Company has not previously participated. Although the Company's strategy is to acquire on-going businesses and to retain senior management of the entities that the Company acquires, each new business line, including start-up operations, requires the investment of additional capital and the significant involvement of the present senior management of the Company. Positive results are uncertain. To acquire operating businesses that will mesh together, both from the standpoint of corporate culture and from the integration of disparate management, and then to simultaneously develop a new line of business and integrate it with these previously operating companies, will require the development of an infrastructure that is both time consuming and expensive.

There can be no assurance that the Company will successfully achieve these objectives. In addition to entering into new lines of business beyond mortgage lending, including consumer credit services (AMCREDIT, a to-be-formed corporation) and asset management (AMQUEST MATRIX FUNDS), the Company's business strategy also envisions expansion into the sale of private label investment instruments, including short-, mid-, and long- term bonds, commercial paper, collateral-backed securities, convertible preferred stock, etc., among others. There can be no assurance that any rapid expansion would not unduly burden the Company's infrastructure or that the Company's senior management could successfully oversee such expansion.

REQUIREMENTS FOR ADDITIONAL CAPITAL.
The Company's capital requirements in connection with its development and marketing of it's services are expected by Management to be significant. The Company is not currently generating any operating revenues, even though it has marketed its investment banking services and it plans to gain revenue through acquisitions. Until such time as an acquisition is accomplished, the Company will be materially dependent upon the net proceeds from the sale of its corporate securities, including those offered hereunder, to defray the costs of its ongoing activities.

The Company believes that the net proceeds of the Offering will be sufficient to finance the Company's working capital requirements for a period of up to three years following the completion of this Offering. The expansion and operation of the Company's business beyond such 36 month period may be dependent upon its ability to obtain additional financing. There can be no assurance that additional financing will be available on terms acceptable to the Company, if at all. Furthermore, any additional equity financing may be dilutive to stockholders and debt financing, if available, will likely include restrictive covenants, including financial maintenance.

INDEMNIFICATION OF DIRECTORS.
The Company's Certificate of Incorporation provides that a Director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including  breaches  which  constitute  gross  negligence,  subject  to  certain limitations imposed by the Nevada Corporation Law. Thus under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company. (See "Management-Indemnification of Director and Officers and Related Matters.")

COMPETITION.
The industries in which the Company competes are highly competitive. When the Company faces direct competition, there can be no assurance that the Company will be able to compete effectively. In addition, in regards to HOMEVEST operations, traditional, conventional, and 100% commission real estate sales organizations and brokerages, as well as mortgage origination and mortgage lending companies, will compete with the Company in one or more categories and may expand more aggressively in marketing a broader range of services, provide more convenience, have stronger marketing and distribution channels and more aggressive pricing, primarily in the form of prevailing interest rates. In regards to AMCREDIT operations, other collection agency and/or skip trace enterprises working in concert to collect non-performing debt, will compete with the Company in one or more categories and may expand more aggressively in marketing a broader range of services.

In regards to the AMQUEST MATRIX FUNDS, INC. (the "FUND") at this time, there are more than 7,000 mutual funds in existence, where almost all of them have much longer operating histories and investment track records of greater significance than the FUND. In all these business categories, enterprises may compete more directly with the Company for all of its services. Most of the Company's competitors have been in business longer or have greater financial or marketing resources and than the Company and may be able to devote greater resources to the promotion and sale of their products.

Because the Company intends to have greater emphasis on mortgage banking activities, the Company's capacity to be competitive will be particularly affected by fluctuations in interest rates. During periods of rising rates, the Company's competitors, who will have locked in lower borrowing costs, may have a competitive advantage. During periods of declining rates, competitors who may solicit the Company's customers to refinance their loans may cause a decline in the Company's revenues. During economic slowdowns or recessions, credit-impaired borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors.

GEOGRAPHIC CONSIDERATIONS.
The Company's portfolio of residential mortgage loans may be vulnerable in certain geographic areas. The Company's results of operations and financial condition are dependent upon general trends in the markets in which concentrations exist and, more specifically, their respective residential real estate markets. Some areas have experienced economic slowdown over the last several years, which has been accompanied by a sustained decline in the real estate market. Such a decline may adversely affect the values of properties securing the Company's loans, such that the principal balances of such loans, together with any primary financing on the mortgaged properties, may equal or exceed the value of the mortgaged properties, making the Company's ability to recover losses in the event of a borrower's default extremely unlikely.

Also, there are uninsured disasters that may adversely impact borrowers' ability to repay loans made by the Company and the value of collateral underlying such loans, which could have a material adverse effect on the Company's results of operations and financial condition.

DELINQUENCY,  FORECLOSURE AND CREDIT RISKS MORTGAGE LOAN PORTFOLIO.
The Company has developed mortgage loan products that are untested in the market. The Company plans to develop loan portfolios that will exclusively include these "Homevest" mortgages which are specifically designed to offer a loan program and underwriting standard that the Company considers unique and proprietary. Accordingly, many of these Homevest portfolios will likely include loans that develop payment delinquencies.

As a part of the Company's business strategy, mortgage loans with varying degrees of current delinquencies will be removed from its portfolios, and borrowers will be invited to refinance their loans under different terms to avoid forecloses and losses. This strategy has not been tested and there can be no assurance that the Company will not suffer financially even with its attempts to avoid foreclosures and losses by the application of various new and untried refinancing methods.

Also, the Company plans to develop loan portfolios that will include loans that were originated by numerous lenders throughout the United States under various loan programs and underwriting standards. Many of the loan portfolios will likely include loans that have had payment delinquencies in the past or, to a lesser extent, are delinquent at the time of the purchase. As a part of the Company's business strategy, portfolios of mortgage loans with varying degrees of current and past delinquencies will be purchased at discounts. Although the Company plans to perform extensive due diligence procedures at the time these loans are purchased, the risk of continuing or recurrent delinquency remains. The Company will assume substantially all risk of loss associated with its loan portfolio in the case of foreclosure. This risk includes the cost of the foreclosure, the loss of interest, and the potential loss of principal to the extent that the value of the underlying collateral is not sufficient to cover the Company's investment in the loan.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS.
The Company's financial results are subject to significant quarterly fluctuations as a result of, among other things, the variance in the number and magnitude of purchases and sales of mortgage loans and/or mortgage servicing rights consummated by the Company from time to time. In addition, a portion of the Company's revenues are derived from brokerage fees, the timing and receipt of which are unpredictable. The Company's results of operations for any particular quarter may in the future not necessarily be indicative of the results that may be achieved for any succeeding quarter or for the full fiscal year.

POSSIBLE VOLATILITY OF MARKET PRICES.
The stock market may experience significant price and volume fluctuations that may be unrelated to the operating performance of specific companies. Announcements of new technologies, policies, and procedures and regulations of various government entities, State and Federal, may effect the Company's financial results and thus have a significant impact on the trading prices of the Company's securities.

NO DIVIDENDS.
To date, no dividends have been declared or paid on the Company's Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future. It intends to reinvest profits, if any, into the implementation of its business plan, the development of its subsidiaries and future operations.

DEPENDENCE ON KEY PERSONNEL.
The success of the Company is dependent on the services and efforts of its existing key management. While the Company believes that it could find replacements for its executive officers, the loss of their services could have an adverse effect on the Company's financial condition or results of operations. The Company may enter into employment agreements with certain of its key management personnel, which agreements could include two-year non-competition provisions. The Company's success and plans for future growth will also depend on its ability to attract and retain additional skilled personnel. There can be no assurance that experienced and qualified management level personnel will be available to the Company in the future on terms satisfactory to the Company. The Company does not maintain key-man life insurance on any of its executive officers.

ABSENCE OF PUBLIC MARKET, ABSENCE OF UNDERWRITER.
Prior to this Offering, there has been a minimal public market for the Company's Common Shares. Consequently, the secondary public offering price will be determined through negotiations between the Company and potential Underwriters. The offering price presented herein, $12.50 per Common Share, is an arbitrary assumption presented by management, based upon an approximate 1.6 times book value per Share initial offering price. Because the Company has no revenue, a calculation based upon a multiple of net earnings per Share is not possible. (For a discussion of factors considered in establishing the public offering price, also see Item 5). As yet, the Company has not engaged an Underwriter and it is possible that no level of negotiation with prospective Underwriters will prove to be successful. There can be no assurance that the Company will be able to engage an Underwriter, or that if it does, an active trading market will develop after the offering or, if one is so developed, that such a market will be sustained.

POSSIBLE VOLATILITY OF STOCK PRICE.
The market price for the Common Shares may be significantly affected by such factors as quarter-to-quarter variations in the Company's results of operations, which may be due to, among other things, the variance in the number and magnitude of purchases and sales of mortgage loans and/or servicing rights consummated by the Company from period to period, as well as by news announcements or changes in general market or industry conditions. There can be no assurance that the Common Shares purchased in this Offering may be later sold at or in excess of the price paid. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations.")

LACK OF COMMITMENTS AND ORDERS.
There  are  currently  no  commitments  for  any of the  Company's  products  or services.
                                       23

ITEM 3. PROPERTIES.

The Company owns approximately 4 acres (18 residential home building lots) of prime undeveloped real estate in the rapidly developing sector of Collier County, Florida, and 2 other such building lots in St. Lucie County, Florida. At December 31, 1996 these lands approximated $200,000 at cost and are reflected on the Company's financial statements as "Real Property" under Fixed Assets.

The executive and administrative offices of Amquest International, Ltd. are currently located at 4901 NW 17th Way, Suite 405, Ft. Lauderdale, Florida 33309. The lease on this premises is in the name of Kinsman, Merchant & Associates, Inc., (KMA) and while the Company has no sublease, the KMA lease extends through January 1999. The current annual rent portion on the space that Amquest is obligated to pay on the approximate 4,700 square feet, aggregates approximately $75,000. The Company believes that this current space arrangement is adequate for now, but it is making preliminary inquiries concerning space available for future expansion, upon acceptable terms.

ITEM  4.  SECURITY  OWNERSHIP  OF  CERTAIN  5% OR  MORE  BENEFICIAL  OWNERS  AND
MANAGEMENT

The following table sets forth the Security Ownership of Certain Beneficial Owners and Management who own 5% or more of the Company's issued and outstanding shares:

                                                         Common Shares   Percent  Preferred Shares
                                                         -------------   -------  ----------------
   Mr. David A. Morgenstern, as controlling shareholder      14,423,500   38.6%       ("D") 10,000
   of Kinsman, Merchant & Associates, Inc.


   Dr. Erling I. Pedersen, as controlling shareholder                     17.2%              -----
   of Geneva Ventures, Ltd., et al.                           6,400,000


   Mr. Jose' Luis Mateos Garcia and Mr. Sabastian
   Martinez Alcalde, as controlling shareholders of           4,750,000   12.7%              -----
   Acajou Holdings, Ltd.

Kinsman, Merchant & Associates, Inc. ("KMA") paid $2,825,000 for 19,000,000 common shares (the "Control Block") and then disbursed 1,150,000 of these common shares for $115,000 to Addison, Price Gaines, Inc., a non-affiliate, and 2,000,000 common shares for $1,500,000 to Geneva World Ventures, Inc., a Florida corporation, which is the US subsidiary of Geneva Ventures, Ltd., also non-affiliates. KMA owns 42.4% of the Company's total issued and outstanding shares, and Mr. David A. Morgenstern, the President and Managing Director of the Company, owns 91% of the common stock of KMA.

Accordingly, Mr. Morgenstern owns a total of 14,423,500 common shares of the Company, or 38.6% of its currently issued and outstanding common shares, and also the 10,000 Series "D" Preferred Shares which control 50% of the voting rights of the Company's authorized shares. In every aspect therefore, Mr. Morgenstern is the controlling shareholder of the Company.

In the case of Geneva Ventures, Ltd., a Gibraltar tax-exempt corporation, it owns a total of 6,400,000 common shares, when counting the shares owned by its US subsidiary, Geneva World Ventures, Ltd., or 17.2% of the Company's issued and outstanding common shares. These two companies, which are both non-affiliates of the Company, are owned by Dr. Erling Pedersen, a Danish national.

Acajou Holdings, Ltd., a Gibraltar corporation, is also a non-affiliate of the Company, which owns a total of 4,750,000 common shares, or 12.7% of the Company's issued and outstanding shares. Acajou Holdings, Ltd. is owned and controlled by Mr. Jose' Luis Mateos Garcia and Mr. Sabastian Martinez Alcalde, Spanish nationals, who are unrelated parties to the Company.

NET TANGIBLE BOOK VALUE PER SHARE
At December 31, 1996, the Company's Net shareholder equity was approximated $285,072,526 with 37,415,000 Common Shares issued and outstanding, yielding a Net Tangible Book Value per Share of approximately $7.62. With consideration given to the potential dilution upon conversion of the 10,000,000 Series "A" Preferred Shares to Common Shares at $25.00 per Share, there would then be approximately 47,415,000 Common Shares issued & outstanding, which would provide a pro forma Net Tangible Book Value of approximately $6.00 per Share. On February 5, 1997 the aggregate trading price of the Company's stock approximated at Bid; $5.00 and Asked; $5.50 per Share, or approximately 69% of the Net Tangible Book Value.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANT

Officers and Directors. Pursuant to the Bylaws, each Director shall serve until the annual meeting of the stockholders, or until his successor is elected and qualified. It is the intent of the Company to support the election of a majority of "outside" Directors at such meeting. The Company's basic philosophy mandates the inclusion of Directors who will be representative of management, employees and the minority shareholders of the Company. Directors may only be removed for "cause". The term of office of each officer of the Company is at the pleasure of the Company's Board.

The principal Executive Officers and Directors of the Company are as follows:


NAME                       AGE   CURRENT POSITION               TERM(S) OF OFFICE
----                       ---   ----------------               -----------------
Mr. John Cavaiuolo         67    Chairman of the Board          Since June 21,1996 to Present
Mr. David A. Morgenstern   48    President; Managing Director   Since February 1, 1996 to Present
Ms. Bernadette Stevens     38    Secretary                      Since April 1, 1996 to Present
Mr. Bruce S. Eagleson      63    Director                       Since June 21, 1996 to Present
Mr. James M. Krupinski     64    Director                       Since June 21, 1996  to Present


BOARD OF DIRECTORS. The Board of Directors has primary responsibility for adopting and reviewing the implementation of the business plan of the Company, supervising the operations for confirmation of strategic decisions, and review of officers' and executive management's performance of specific business functions. This notwithstanding, in the Company's By-Laws, as amended, "The Executive Committee to the Board" has significant control over the Directors and the Board at large. Accordingly, The Executive Committee to the Board, which is not subject to general election as the Board of Directors are, are also not subject to removal, except for cause, including malfeasance, criminal action, health or death, and therefore effectively controls the Company.

The Board, at the direction of the Executive Committee, is responsible for monitoring all management and from time to time are called upon to revise the strategic and operational plans of the Company. Directors receive no compensation or fees for their services rendered in such capacity. The following persons listed below have been retained to provide services as directors until the qualification and election of his/her successor. All holders of Common Stock will have the right to vote for the Directors of the Company.

RESUMES
Mr. John Cavaiuolo, 67, is the Chairman of the Board and potential President of AMQUEST Credit Industries, Inc., the to be formed, capital recovery and credit restoration subsidiary of the Company. Mr. Cavaiuolo, a seasoned executive with an extensive background in the Financial Services Industry, has held a variety of senior line management and senior staff positions in banking, credit, information, and consulting. His breadth of experience cuts across several disciplines: profit center management, credit cycle management technology, distribution, production management, crisis management information and strategy formulation.

Mr. Cavaiuolo's business skills include organizational planning and analysis, business planning and analysis, re-engineering, production planning and development, strategic planning, cost containment and control, and crisis management. He also has an array of technical skills in systems planning, design and development information systems design and integration, computer and communications technology, product development, project management, control and implementation. In the Credit arena his skills include detailed knowledge of credit products, i.e., lines of credit, credit cards, mortgage loans, equity source, student loans, installment, SBA and secured loans. It also Includes account acquisition, credit scoring, collections, credit operations and servicing.

From 1994 to present, Mr. Cavaiuolo is a partner and Director of Montgomery, Smith & Associates - New York, NY. This is a consulting firm that focuses on the Financial Services Industry with emphasis on Business Strategies, Market Analysis, Product Development, Organizational Structure, Re-engineering, Technology Support, Crisis Management, Outsourcing and Information Technology. His duties include sourcing clients, supervising projects, presenting clients to clients, preparing reports, and supervising implementations.

From 1993-1994, Mr. Cavaiuolo served as Regional Director for Citicorp Mortgage, Inc., Stanford, CT. He managed the mortgage acquisition and processing for the North East Region. This was a crisis management assignment to restructure an activity that was out of control from a processing, cost quality and service standpoint. In one year, a turn around was achieved permitting Citicorp to begin expanding the mortgage business.

From 1989-1993, Mr. Cavaiuolo served as Managing Director for Citicorp Point of Sale, Stamford, CT. Citicorp POS was an information company that collected consumer purchasing data from supermarkets using cash register receipts. This data, which was collected from one thousand stores encompassing six million households, was used to develop new information products that were sold to retailers, manufacturers, and other third parties. Mr. Cavaiuolo managed the operations and technology for this business which included data centers, research and development, media development, printing and distribution, card issuance, customer service, product dictionary development and maintenance, and store operations and systems. His major accomplishments included converting an out-of-control activity into a structured, process-driven, predictable operation. He also improved financial performance/product quality while reducing costs and reduced data acquisition costs from $14M to $2M per store.

From 1985-1989, Mr. Cavaiuolo served as Executive Director of Operations and Technology for Citibank, Consumer Banking Group, New York, NY. As senior staff to Group Head he managed a variety of strategic projects which resulted in substantial savings to the Corporation. His major accomplishments included rationalizing the systems development and product development activities which resulted in the discontinuance of a major development effort and integration of duplicate development activities; he identified a $300 million cost imbalance in the Consumer Bank and developed a strategy for the phased consolidation of various activities and systems and the development of a common product set; he re-engineered the activities of the Northeast Consumer Bank which included identifying $200 million in opportunities through productivity improvements and consolidation of activities and business units; he assumed control and managed the implementation of the second generation ATM project after the project experienced technical, cost and delivery problems; and he managed the implementation of Project Delta (a study rationalizing the corporate staff) which resulted in savings of $40 million to the Corporation.

From 1980-1984, Mr. Cavaiuolo served as Business Manager for Citicorp Retail Services, Inc., Melville, NY. P&L was responsible for four business units providing private label credit card services to specialty merchants, department stores and small independent merchants. The business generated $800 million in credit sales and $400 million in receivables from ten million cardholders. His major accomplishments included restructuring an unprofitable business, i.e., reducing infrastructure, consolidating business units, improving productivity, renegotiating unprofitable contracts and increasing revenue so as to make the business profitable.

From 1975-1979, Mr. Cavaiuolo served as Division Head for Citibank, New York Banking Group, New York, NY. He managed the operations of the NY Consumer Sank (1400 staff, three million accounts). This included the back office production base consumer credit and mortgage operations data processing, systems and product development, and front end branch systems. His major accomplishments included bringing a high degree of automation to the branch and hack office activities, and restructuring the back office by decentralizing operating activities into regional centers.

From 1970-1975, Mr. Cavaiuolo Served as Division Head for Citibank Processing Division, New York, NY. He managed the Check Processing production base including the data processing and Systems development activities. This division had a total staff or 2,400, serviced 3 million accounts and processed 2.5 million checks daily. His major accomplishments included applying production management techniques and state-of-the art technology to Check Processing operations. These innovations resulted in maintaining costs flat for five years while absorbing volume increases and improving service.

From 1960-1969, Mr. Cavaiuolo served as Director of Systems Development for Citibank, Research & Development, New York, NY. He managed the major second generation systems development efforts including Commercial Loans, Consumer Credit, Item Processing, Internal Accounting, Customer Accounting, Personal Trust and Securities accounting, Corporate Stock transfer, Travelers Check Information and Accounting, Foreign Exchange accounting, Mortgage, Letter of Credit, and Domestic and Foreign Payments systems. Mr. Cavaiuolo's other experiences include a variety of management and staff jobs in the area of systems organization planning, internal consulting and, early on in his career, jobs in systems design, programming, and operations. Mr. Cavaiuolo was educated in Business Management at Saint Johns University in Brooklyn, NY and completed graduate work in Marketing, Finance and Business Strategies at New York University and the Harvard Business School.

Mr. David A. Morgenstern, 48, since February 1, 1996, is President; Managing Director of Amquest International, Ltd. and is Chairman of the Executive Committee. He served as Secretary from February 1, 1996 to March 31, 1996. In addition, Mr. Morgenstern was also Managing Director of Kinsman, Merchant & Associates, Inc. (KMA), 1994 to December 1, 1996 when Kinsman was acquired by Company. On the Advisory Counsel, Mr. Morgenstern serves as the "Senior Advisor." From 1984 to 1993, Mr. Morgenstern owned The Culinary Group, Inc. Pompano Beach, Florida, a food/restaurant industry consulting firm. Mr. Morgenstern CAD-drafted and designed food preparation facilities as both an employee of, and as a consultant to, various clients in the hospitality, restaurant and natural foods industries, where he created recipes, menus, and operational techniques for new theme or facility expansion.

From 1978 to 1983 Mr. Morgenstern served as Chief Executive Officer of Financial Reserve Corporation, ("FRC"), Atlanta, Georgia; a vertically integrated energy resources and investment firm. He was responsible for sales and finance. In 1986, while an officer of FRC, Mr. Morgenstern was found guilty resulting from a 1981 violation of Section 18 USC ss.ss. 371,2, 656, 2314 & 4205(a) in the East District of Tennessee; re: Docket #CR-3-86-07, notably, a misapplication of bank funds. The circumstances surrounding this violation included, in part, actions taken with the full knowledge of the bank's senior vice president and shareholder. Upon approval by the bank officer, FRC received loans through the issuance of same-bank-drawn cashiers checks. Mr. Morgenstern served approximately 18.5 months at FPC Eglin AFB. None of these charges had anything to do with KMA, its Affiliates, its business operations, its involvement with Amquest International, Ltd., or any of any investment banking, capital funding or financing sources.

From 1972 to 1978 Mr. Morgenstern was the Vice President - Corporate Executive Chef for Fables, Incorporated, in Cincinnati, Ohio, a real estate holdings corporation with various stores and restaurants located in the historic district of Mt. Adams. Mr. Morgenstern is a Certified Executive Chef ("CEC"), and a professional designation of the American Culinary Federation("ACF"). He is classically trained, an international gold medal winner, and an expert in many cuisines, especially nutrition-based dietetics. He is also Certified in Nutrition and is a Certified Professional Food Manager ("CPFM"), a State of Florida licensing designation and is also a Competent Toastmaster ("CTM"). Mr. Morgenstern was educated at Aiken High School, 1966, Cincinnati, Ohio; Miami University; Oxford, Ohio; Luxembourg City, Luxembourg, 1971; Chemistry; English Literature. Emmaus Bible College, 1989-90; (48-unit correspondence course) ACF Educational Institute; Executive Chef Certification, 1985.

Ms. Bernadette Stevens, 38, has been the Secretary of the Company since April 1, 1996. She also served as Executive Director of Kinsman Merchant & Associates, Inc. since March, 1996 to December 1, 1996. In this position she is responsible for investor relations and new project development. Ms. Stevens currently maintains certification as Series 7 and Series 63 securities licenses. Ms. Stevens was the Associate Producer for Tricom Pictures, Inc. from April, 1995 through March, 1996 where she developed and produced television segments for National Television Series, ("In The Money" and "Strategic Business Report") and generated sponsorship funding. From 1992 through 1995, Ms. Stevens was the Vice President of Investments for Gruntal & Company, Inc. where she managed a $20 million asset portfolio, conducted the training of new brokers and supervised the administrative staff for the divisional group.

From 1988-1992, Ms. Stevens was the Vice-President of Investments for Paine Webber Group, Inc. where she coordinated Initial Public Offering Allocations for Regional Retail Brokers and was the Pension and Hedge Fund Coordinator for Local Branches.

From 1985 through 1988, Ms.  Stevens was the  Vice-President  of  Investments,
Oppenheimer   Group,  Inc.  where  she  coordinated  the  Regional   Arbitrage
Department as well as leading the office in equity asset sales for 3 years.

OTHER DIRECTORS WHO ARE NOT OFFICERS OF THE COMPANY
The following persons who are principles of Montgomery, Smith & Associates, Inc.
(MSA) also serve as Directors on the Board of the Company:

Bruce S. Eagleson, 63, Managing Director of MSA, is also a Director on the Board of the Company. He has an extensive background in the financial services industry, with over 30 years experience in operations which began upon graduation from college. Mr. Eagleson's career in banking expanded over the years to include MIS, administrative support, logistics and product and market development. He advanced through Citibank, going to Chemical Bank to take charge of DP operations, cash management, municipal services and branch administration and he retired as senior executive vice president of First Fidelity Bank. Mr. Eagleson completed his undergraduate studies at Hofstra College and did his graduate work at the Harvard Business School, specializing in computer resources.

James M. Krupinski, 64, Director of MSA, is also a Director on the Board of the Company. He is a seasoned information technology executive having spent over 30 years in successive management within the financial services industry. He has established a successful record in the areas of application development, data processing and back office operations. Mr. Krupinski has held senior MIS management positions with American Express, Citicorp, Carteret Savings Bank and Bank One. As senior Vice President and CIO of Bank One, he was responsible for all information services including, strategic planning, product development, R&D and merger and acquisition. As Citibank's director of technical services he was responsible for private label credit card, micro computer development, branch automation, Citibank ATM design and all voice and data telecommunications. His business experience also covers Central and Northern Europe. He completed his undergraduate work in economics at Saint Peter's College and served in the U.S. Army Signal Corp. retiring with the rank of Colonel, USAR. He earned an MBA in finance at Fairleigh Dickerson University.

ITEM 6. EXECUTIVE  COMPENSATION  - OTHER  COMPENSATION - STOCK OPTION PLAN
As of the date of this report no officer or director is compensated directly by the Company (See also Item 5 of this Report).

NON-EMPLOYEE DIRECTORS AND ADVISORY BOARD MEMBERS
The Company currently pays each non-employee director of Amquest a $3,750 quarterly retainer and a fee of $1,000 ($250 if such director's attendance is via teleconference) for each meeting of the Board of Directors of the Company that he attends. The Company also reimburses each director for ordinary and necessary travel expenses related to such director's attendance at Board of Directors and committee meetings. Non-employee directors are also eligible for stock option grants under the 1996 Stock Option Plan. (See "Stock Option Plan.") Each Advisory Board Member ("Advisory Director") of the Company is paid a $2,500 quarterly retainer and a fee of $1,000 ($250 if such advisory director's attendance is via teleconference) for each meeting of the Board of Directors of the Company that he attends. The Company also reimburses each Advisory Director for ordinary and necessary travel expenses related to such advisory director's attendance at Board of Directors meetings. Advisory directors are also eligible for stock option grants under the 1996 Stock Option Plan. (See " Stock Option Plan.")

EXECUTIVE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 1996, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning executive compensation for 1995 and 1996 were made by the Board of Directors of Amquest International, Ltd., substantially limited in terms of approval to Mr. Morgenstern and Ms. Stevens whom were and continue to be executive officers of the Company and participated in deliberations of the Board of Directors regarding executive officer compensation. The Board of Directors of the Company has established an Executive Committee to handle compensation issues for executive officers of the Company in the future. Mr. Morgenstern also currently serves on the Executive Committee regarding compensation as well as all other committees of the Board of Directors that may performing similar decisions or functions.

STOCK OPTION PLAN
The 1996 Option Plan was adopted by the Board of Directors in May, 1996. The Board of Directors and shareholders have approved and reserved for issuance an aggregate of 2,000,000 shares of the Common Stock under the 1996 Option Plan, subject to further adjustment upon the occurrence of certain specified capitalization events. The 1996 Option Plan is intended to encourage ownership of the Common Stock by officers and other employees and consultants to the Company, to encourage their continued employment with the Company and to provide them with additional incentives to promote the success of the Company. The 1996 Option Plan became effective as of September 1, 1996 and will terminate on August 31, 2005, but such termination will not affect any outstanding options previously granted. The 1996 Option Plan provides that the Compensation and Stock Option Committee of the Board of Directors may grant options and otherwise administer the 1996 Option Plan. Options granted under the 1996 Option Plan may be: (i) incentive stock options; (ii) IRA-qualified stock options; or (iii) a combination of the foregoing. In the 1996 Option Plan, the exercise price for incentive stock options and, unless otherwise determined by the Compensation and Stock Option Committee, the exercise price for non-qualified options granted under the Option Plan must be at least 85% of the fair market value of the Common Stock on the date of the grant; provided, however, in the event that an incentive stock option is granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or, if applicable, a subsidiary or Company corporation of the Company, the exercise price per share for such incentive stock options cannot be less than 110% of the fair market value of the Common Stock on the date of such grant. The exercise price of options granted under the 1996 Option Plan is payable in cash, or at the discretion of the Compensation and Stock Option Committee, in whole or in part, in shares of the Common Stock, valued at their fair market value at the date of exercise; provided, however, that the Company may establish "cashless exercise" procedures, subject to applicable laws, rules and regulations, pursuant to which a holder of an option may exercise an option and arrange for a simultaneous sale of the underlying Common Stock, with the exercise price being paid from the Compensation and Stock Option Committee on the date of grant.

Options expire on dates determined by the Compensation and Stock Option Committee, in its sole discretion, but not later than ten years from the date of grant. In the event of an Unusual Corporate Event (as defined in the 1996 Option
Plan), the Compensation and Stock Option Committee, in its discretion, may elect to terminate any outstanding options, effective ninety (90) days after such Unusual Corporate Event. In such event, the vesting of such options would be accelerated. The 1996 Option Plan may be amended at any time by the Board of Directors, but no amendment can be made without the approval of the Company's stockholders if stockholder approval is required under Section 422 of the Code or Rule 16b-3 under the Securities and Exchange Act. No amendment to the 1996 Option Plan may impair the rights or obligations of the holder of any option granted under the 1996 Option Plan without his or her consent.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BUSINESS ADVISORY FIRMS.
The Company has entered into, and it is contemplated that the Company may in the future enter into transactions with management, directors and affiliates which, even though may involve conflicts of interest, are believed to be fair and equitable transactions in the best interest of the Company. These transactions consist if the following:

1. The Company has retained certain business advisory firms which form an Advisory Council to the Board of Directors (the "Council."). All of the members of the Advisory Council are "Affiliates" of the Company. For instance, Mr. Morgenstern, President and Ms. Stevens, Secretary, are, respectively, the Managing Director and Executive Director of Kinsman, Merchant & Associates, Inc. ("KMA"), the Company's investment banker, where Mr. David Morgenstern owns a 10% interest in KMA and Ms. Stevens also owns an equity stake in KMA. Mr. John Cavaiuolo, Chairman, is also the Executive Director of Montgomery, Smith & Associates, Inc., consultants to management.

2. Kinsman, Merchant & Associates, Inc. ("KMA")

KMA is a group of associates with a diverse practice in comprehensive analysis, mergers, acquisitions, capital financing, debtor-in-possession management, and research projects. At present, KMA will continue its services to the Company on an on-going basis.

KMA essentially created the Company's corporate structure, its overall business plan and strategies for capital funding. KMA developed the various research-backed reports for the Company, including: Projected Operating Results, for Year 1 through 5; Costs of Management, including assignments and compensation; Overcoming Business Risks," including the analysis of trends,
uncertainties,   pitfalls  to  success;  and  Capital  Market  Research,   which
interfaces stock market trends with the potential stock price (investment) growth. KMA is paid fees for: a) research, preparation and completion of the corporate offering materials; b) corporate copyrights and other proprietary materials; c) investor relations, including publishing and printing; d) on-going public relations or advertising; e) day-to-day business advisory and analytical support; f) budgetary research and operational analysis; and g) certain cash management services. Fees charged by KMA are both "project-priced" and hourly, where such hourly charges range from $35 per hour to $250 per hour, plus expenses.

All outside consulting and professional services, including accounting, audit, legal, or other third party professional services required are billed by KMA to the Company without surcharge, or such services may be billed directly to the Company by the provider. At all times, the relationship of KMA to the Company is as an independent contractor, and no partnership or joint venture between KMA and the Company is implied. KMA also does not render legal advice to the Company and no services rendered by KMA are to be construed as such. The Company has retained its own Counsel to advise it as to the matters contained in this Offering.

Some of the recommendations made by KMA thus far concerning the formulation of THE AMQUEST MATRIX FUNDS, INC., as a mutual fund (the "Trust") include: a) that the Trust become a ten (10) portfolio family of funds to provide a broader asset allocation investment capacity; b) that the Trust become a family of funds that invests in other mutual funds through a sub-advisor structure, as well as single issues; c) that the Trust retain professional, independent money managers for each of the individual portfolios; d) that these independent managers provide day-to-day supervision and management as to the investment and reinvestment of each of the specific Fund's assets; and e) that these independent managers continuously review, supervise and administer each of the specific Fund's investment programs in accordance with investment objectives and policies that tend to further diversify asset allocation.

3.  Montgomery, Smith & Associates, Inc.

Montgomery, Smith & Associates, Inc. (MSA), New York, New York, is a Consultants to Management firm founded by former banking executives. All of the following principles also serve as Directors on the Board of the Company. Its mission is to provide industry and technological expertise to financial services providers and to their affiliated groups. Mr. Cavaiuolo, who is a Director of MSA, is Chairman of the Board of the Company. In addition to Mr. Cavaiuolo, Mr. Bruce S. Engelson, Managing Director of MSA, and Mr. James M. Krupinski, Director, serve on the Advisory Council as "Banking Executive Advisors" to the Board of Directors and the Executive Committee. Under the terms of an Agreement, dated April 17, 1996, as ratified by the Board of Directors on May 10, 1996, MSA provides services to the Company. In exchange for a two-year services commitment, including full time compensation for Mr. Cavaiuolo as the Company's Chairman of the Board, the Company agreed to exchange eighty (80) Series "A" Units (containing a total of 400,000 Common Shares, and 400,000 Class A Warrants exercisable over a period of four (4) years at $7.50 per Share, in lieu of $1,000,000 in fees, excluding normal and customary expenses, which are reflected in the Company's financial reports as "Prepaid Expenses." (See "Financial
Statements").  MSA has  fortified  the  Company's  credibility  as a  competent, experienced provider of banking-style services. MSA's general goal associated with its contract services is to have the Company's management a) be better able to undertake challenging and complex projects; b) achieve more tangible and lasting bottom line results; c) improve resource allocation, product preparation, and processing efficiencies and; d) enhance the application of information technologies. MSA's method is to reinforce Management's strengths and talents through collaboration. The Consulting Contract provides for MSA to be responsible for implementation of a) Outsourcing; b) Image Technology; c) File Documentation; d) Credit Products; e) Business Strategies; f) LAN Implementation; g) System Design & Conversion; and in certain instances; h) appointment of additional Board Members; and i) Acquisitions and & Sales. At all times, the relationship of MSA to the Company is as an independent contractor, and no partnership or joint venture between MSA and the Company is implied. MSA also does not render legal advice to the Company and no services rendered by MSA are to be intended as such.

4. Advisory Counsel.

For the long term, the Company intends to maintain an Advisory Council, which would function as advisers to the Executive Committee of the Board of Directors, and thereby retain consistent advice and research consultants, these being either firms or individuals, which will be distinguished by high achievement and corporate executive leadership skills in various industries and financial undertakings worldwide. Each such advisor and/or consultant will be an expert in one of the Company's market focus areas, for the purpose of having the Company receive diverse, authoritative and knowledgeable advice from several different groups of operating executives.

ITEM 8.   LEGAL PROCEEDINGS

The Company is not aware of any pending or threatened legal proceedings as of the date of this Filing. However, the Company may, from time to time, be subject to legal proceedings arising from its undertakings in the ordinary course of business.
                                       31

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

TRADING MARKET. The Company's Common Shares have actively traded on the OTC bulletin board since June 10, 1996 under the assigned Symbol: AMQI. In 1996, the annual low was $31/2 per Share and the Annual high $77/8 per Share. In regards to the trading of the Company's common shares, In the following table reflects the ending quarterly volume and closing price on the last trading day's bid/ask/close, relative to the each quarter, as recorded on the NASDAQ quotation system, (Source: America Online:CauseMol; Information is presumed to be accurate, but not guaranteed), and then, the volume and closing price on Monday, March 24, 1997, and then, for March 25 through March 31, 1997, a four-day downturn trading period when the stock market as a whole dropped approximately 300 points:
               COMMON STOCK QUARTERLY VOLUME AND CLOSE STATISTICS
--------------------------------------------------------------------------------
Quarterly Results, through         Volume      Bid/Low      Ask/High    Close
--------------------------------------------------------------------------------
 July 1, 1996                     125,400       6 1/2           6       6 7/16
 September 30, 1996               237,700       6 3/4           6        6 3/4
 December 31, 1996                460,900       4 7/8           6            6
 March 24, 1997                 5,277,700       5 1/8      5 9/16       5 3/16
 March 25 through March 31,
  1997                            229,800           4           4            4
-------------------------------------------------------------------------------

Holders. On the date of this filing, there are 37,415,000 Common Shares outstanding, held amongst approximately 830 holders, 1,360,000 Class A Warrants, exercisable at $7.50 per Share through July 31, 2000, 10,000,000 Series "A" Preferred Shares convertible to Common Shares after August 30, 1998 at $25.00 per Share, and 10,000 Series "D" Preferred Shares outstanding, $.001 par value, whereby this Series of Preferred Shares controls 50% of the voting rights of the Company's authorized Shares. The following chart shows the general disbursement of these Shares:

--------------------------------------------------- ---------------- ---------- ---------------- -----------------
ISSUED AND OUTSTANDING SECURITIES                   Common Shares     Percent  Preferred Shares   Class A/Warrants
------------------------------------------------------------------------------------------------------------------
EXEMPT AND UNREGISTERED SECURITIES
------------------------------------------------------------------------------------------------------------------
  Acajou Holdings, Ltd.                                   4,750,000      12.7%
  Addison. Price, Gaines, Inc.                            1,150,000       3.1%
  Americas International Bank Corporation, Ltd.           4,000,000      10.7%  ("A")10,000,000
  Caveat Enterprises, Inc.                                1,000,000       2.7%
  Geneva Ventures, Ltd.                                   4,400,000      11.8%
  Geneva World Ventures, Inc.                             2,000,000       5.4%
  Kinsman, Merchant & Associates, Inc.                   15,850,000      42.4%  ("D")    10,000
  Montgomery, Smith & Associates, Inc.                      400,000       1.1%
  Series "A" Unit Holders                                 1,360,000       3.6%                       1,360,000 (W)
                                                         ----------      -----  ---------------      -------------
                  Unregistered Securities Subtotal       34,910,000      93.3%  (All)10,010,000      1,360,000 (W)
                                                         ==========      ====   ===============      =============

--------------------------------------------------- ---------------- ---------- ---------------- -----------------
                                                    Common Shares     Percent  Preferred Shares   Class A/Warrants
------------------------------------------------------------------------------------------------------------------
WIDELY-HELD TRADING SECURITIES
------------------------------------------------------------------------------------------------------------------
   Total Widely Held Trading Securities                   2,505,000       6.7%

 Total Issued and Outstanding,                           ----------      -----  ---------------      -------------
 at December 31, 1996.                                   37,415,000    100.00%  (All)10,010,000      1,360,000 (W)
                                                         ==========      ====   ===============      =============

   (See "Security Ownership of Certain Beneficial Owners and Management.")

Dividends. To date, no dividends have been declared or paid on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in it's business
                                       32

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information as of December 31, 1996, regarding all sales of unregistered securities of the Registrant during the past three years. In connection with each of these transactions, the Shares were sold to a limited number of persons management believes, such persons were provided access to all relevant information regarding the Registrant and/or represented to the
Registrant that they were "sophisticated" investors, and such persons represented to the Registrant that the Shares were purchased for investment purposes only and not with a view toward distribution. Each such issuance was made in reliance on exemption from registration. (See also Risk Factors in Item 2 of this Report).

SERIES "A" UNIT FOUNDER'S OFFERING
Beginning in February 1996, the Company offered for sale Series "A" Units ("Units") at $12,500 per Unit in a transaction exempt from registration pursuant to Regulation D of the Securities Act of 1933 (the "ACT"). Each of the Series "A" Units contain 5,000 Common Shares and 5,000 Class "A" Warrants exercisable into Common Shares at $7.50. The Warrants are detachable from the Common Shares and have an exercise period of four (4) years from the date of issuance. The Company can redeem them $.10 per Class "A" Warrant upon thirty (30) days written notice, whereby the Holder may exercise any of Class "A" Warrants called during this thirty-day period prior to them being redeemed. The following table reflects the results of the selling Two Hundred seventy-two (272) Series "A" Units ("Units") at $12,500 per Unit for gross proceeds of approximately
$3,400,000. Net proceeds, after the payment of expenses of approximately $748,000 aggregated approximately $2,652,000:

GENERAL DESCRIPTION      # OF UNITS   GROSS OFFERING PROCEEDS  COMMON SHARES   CLASS "A" WARRANTS
-------------------      ----------   -----------------------  -------------   ------------------
Series "A" Unit Holders      272           $   3,400,000         1,360,000              1,360,000
Total Costs                                      748,000
                             ---           -------------         ----------             ---------
Net Proceeds                 272           $   2,652,000         1,360,000              1,360,000
                             ===           =============         =========              =========

None of the AMQUEST securities conveyed in the Series "A" Unit Founder's Offering have been registered under the ACT and bear a legend referring to the restrictions on transfer imposed thereby.

SERIES "A1A" UNITS
In order to attract non-US institutional investors (as such term is defined by the Securities and Exchange Commission, "SEC"), to purchase the Company's equity securities, the Company designed a new kind of investment instrument called AMQUEST "Series "A" Preferred Shares Certificates" (the "Certificates").

On July 1, 1996, the Company began offering these Certificates and by October, 1996, formalized the name of the Program to be the AMQUEST "PREFERRED GROWTH SERIES PROGRAM (the "Program") through the sale and issuance of Series "A1A" Units to non-US institutional investors only. The Certificates are unregistered securities designed to function like micro mutual funds, in that they would mimic the planned portfolios of the Company's AMQUEST MATRIX FUNDS, INC.

The following is a further description of each Series "A1A" Units (the "Unit"):

1. Each Unit contains 20,000 Series "A" Preferred Shares, which are convertible, at the Option of the Holder on or after August 30, 1999, on a 1:1 basis to AMQUEST Common Shares. The Series "A" Preferred Shares are redeemable if not previously converted to Common Shares, on August 30, 2006, for $50.00 per share, representing a Face Value at redemption of One Million ($1,000,000
   USD) Dollars.

2. Each Unit contains one (1) Fixed Income Coupon (the "Coupon") which provides a fixed rate of return on an assumed $500,000 purchase price per Unit, which is 50% of Redemption Face Value. This Coupon has a two (2) year maximum term, with a Face Value of $80,000, issued in the form of 8,000 Common Shares held in the Holder's Managed Account in the AMQUEST MATRIX TRUST, INC. (THE "TRUST). Registering the 8,000 common shares for the benefit of supporting the payment of the Coupon would be the Company's obligation.

3. The Coupon would be paid in four (4) quarterly installments, whereby the first Coupon payment of $20,000 would be made at the end of Year Two's second quarter, and then each quarter thereafter, through to the end of the first quarter of Year Three following the purchase. All or part of the Coupon payments are reinvested into the Program so that the Coupon is paid from the gains achieved by trading the 8,000 common shares over the course of the two
   (2) years, and by reinvesting these proceeds for the benefit of the investor until such time as the entire $80,000 to pay the Coupon is generated.

In July, 1996, the Company retained Acajou Holdings, Ltd., ("Acajou") an investment banking firm from Madrid, Spain, and Geneva World Ventures, Inc., a US subsidiary of Geneva Ventures, Ltd., a Gibraltar (UK) global investment syndicate ("Geneva"). Acajou and Geneva, on behalf of the Company, began negotiations with a brokerage firm in Brazil, namely, Corretora Souza Barros Cambio E Titulos, S.A., to acquire certain Brazilian Judicial Bonds (the "Credits"), offered for sale by the Familia Ribas. The Credits are convertible into TDA-E Bonds, and are, by definition, adjudicated government senior debt obligations (full faith and credit) of Federal Republic of Brazil. These electronic instruments are recorded and identified as "Precatorio No. 12.995 Registrio No. 95.03.059979-2."

In these negotiations, effective September 12, 1996, the Familia Ribas agreed to sell the Credits to the Company in exchange for an irrevocable Letter of Payment as issued by a bank acceptable to them. Understanding these requirements, the Company signed an agreement with Geneva Ventures, Ltd., on July 12, 1996, to exchange 4,400,000 Common Shares for certain negotiable securities, which were also conveyed to Americas International Bank Corporation, Ltd. (AIBC), along with 4,000,000 Restricted Common Shares and Five Hundred (500) AMQUEST International, Ltd. Series "A1A" Units to acquire the irrevocable Letter of Payment. On July 16, 1996, Acajou Holdings, Ltd. agreed to receive 4,750,000 common shares in connection with the transaction.

The Credits mature from 1/11/1999 through 01/11/2004, at a Face Value of $411,070,383.50 Reals or $404,205,508.00 in US Dollars, based upon an exchange rate of $.9833. The Company has recorded the Credits at 61% of Face Value, or $246,565,359.80, and the Credits appreciate at the rate of 1.5% per month until such time as they are converted into TDA-E Bonds. At December 31, 1996, while the exchange rate became less favorable to the Company ($.9625 opposed to $.9833 when acquired), the Face Value increased to $436,295,121.50 Reals ($419,934,054.40 USD), yielding a December 31, 1996, market value of $256,159,773.10 USD. The Company reflects the increase in value of $9,594,413.30 USD as Unrealized Income, a separate component in Shareholders' Equity, as required by FAS 52.

DEBENTURE UNITS
The Company opened an offering of convertible debt securities on March 14, 1997, whereby it plans to offer for sale up to One Hundred Debenture Units, exempt and unregistered securities, (the "Offering"), at $100,000 per Unit, in order to raise ten million ($10,000,000 USD) dollars or more in gross proceeds, less fees and expenses associated with the Offering. The Offering proposes the following, as each Debenture Unit contains: 1. A two-year term, 6% Convertible Subordinated Debenture, purchased at par, which has limited redemption rights for the Company, and 2. Five thousand (5,000) detachable, two-year Class A Warrants, which are exercisable into common shares at the rate of $7.50 per share.

The Features of the Debenture Units include:

i. Dividend Payment. The six (6%) percent dividend is payable in cash or common stock, at the Company's option, quarterly after issuance, or at the time of conversion or redemption; ii. Conversion Rights: The holder may convert an equivalent of $50,000 of the Debenture into common stock after 90 days, and then $50,000 after 120 days, at the rate of 80% of the previous five-day average trailing closing bid price, prior to the receipt date of the holder's Notice of Conversion. At any time after one (1) year, the Company has the Option to require conversion at 80% of the then previous five-day average closing bid price, prior to the date of the Company's conversion call; and iii. Redemption
Rights: If the five-day trailing closing bid price preceding the date of the Holder's Conversion Notice is below $2.50 per share, upon receipt of the
Holder's conversion notice, the Company may elect, in lieu of conversion, to redeem the Debenture for cash at 115% of its face value plus accrued interest.
                                       34

The Company has engaged Newport Capital Partners, Inc., Newport Rhode Island ("Newport"), a referral service utilized by offshore fund managers, to locate, on a non-exclusive basis, certain investors who may be interested in the purchase of these securities, as offered by the Company. In this connection, the Company reserves the right to pay commissions as are customary in the industry to brokers or such in like transactions. Through March 21, 1997, the Company has received $890,000 in net proceeds from the sale of ten (10) Debenture Units.

ITEM 11. SECURITIES TO BE REGISTERED.

The Company is authorized to issue Five Hundred Million (500,000,000) shares of Common Stock, $.001 par value per share ("Common Stock"), One Hundred Million (100,000,000) shares of Preferred Stock at par value $0.001 per share. The preferred stock is divided incrementally into Series "A", Series "B", Series "C" and Series "D" preferred shares, which have all the same rights and privileges except voting rights as expressly set forth below under Paragraph heading
Preferred Shares. The Company is also authorized to issue five million (5,000,000) Class A Warrants, Five thousand (5,000) Series "A1A" Units, one thousand (1,000) Debenture Units.

COMMON STOCK
At April 7, 1997 there were approximately eight hundred thirty (830) holders of a total of 37,415,000 Common Stock outstanding, all of which are validly issued, fully paid and non-assessable.

VOTING RIGHTS
Each share of Common Stock entitles the holder thereof to one (1) vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. The voting rights of the holders of the Common Stock are subject to the rights of the outstanding series Preferred shares which control, as a class, voting control of fifty percent (50%) of the Company. Accordingly, the holder of the Series D Preferred Shares currently issued and outstanding control fifty percent (50%) of the total voting rights and, thus, can elect all of the directors of the Company. (See Preferred Shares below).

DIVIDEND POLICY
All shares of Common Stock are entitle to participate in distribution of dividends, when and as declared by the Company's Board of Directors out of the funds legally available therefore and subject however, to the rights of the preferred shareholders. Any such dividends may be paid in cash, property or additional shares of Common Stock. Since inception, the Company has not paid any dividends. The Company anticipates that any earnings, will be retained for development of the Company's business strategy. The Company does not foresee that any dividends will be declared in the foreseeable future. Any such future dividends would be dependent upon the discretion of the Board of Directors and will be dependent upon various factors, some of which include, future earnings, costs of operations, operating and financial condition of the Company and the overall condition of the Company taking into consideration future costs of acquisitions and development both nationally and internationally.

PREFERRED STOCK.
The Board of Directors has the authority, without action by the Shareholders to create one or more series of preferred stock and to determine the dividend rates, dividend rights, rights and terms of redemption , liquidation preferences, conversion and voting rights of any such series as well as the number of shares constituting such series and the designation thereof and the price therefore.

Currently, the Company has issued two (2) of the four (4) authorized Series of Preferred Shares, the Series D and the Series A which are both described below.

SERIES D PREFERRED SHARES.
There are currently ten thousand (10,000) Shares of Series D Preferred Shares outstanding owned by one person, Mr. David A. Morgenstern, the President of the Company (See also Item 4, 5 and 7 of this report). By virtue of this ownership, Mr. Morgenstern owns fifty percent (50%) of the voting stock of the Company. In addition, Mr. Morgenstern owns thirty-eight point six percent (38.6%) of the issued and outstanding Common Shares giving him voting control as the controlling shareholder of the Company. The current ownership of the Series D Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the company, making removal of present management more difficult, or resulting in restrictions upon payment of dividends and other distributions to holders of Common Stock or adversely affecting the Common Stocks market price. In addition, additional issuance of the Series D Preferred Stock and well as the current issued Series D Preferred Stock could adversely affect, the voting rights of the existing Shareholders.

SERIES A PREFERRED SHARES.
There are currently ten million (10,000,000) Series "A" Preferred Shares outstanding owned by one entity. Each Unit contains twenty thousand (20,000) Series "A" Preferred Shares, CUSIP #032149 20 5, which are convertible, at the Option of the Holder on or after August 30, 1999 on a 1:1 basis to Amquest Common Shares. The Series "A" Preferred Shares are redeemable, if not previously converted to Common Shares, on August 30, 2006, for $50.00 per Share, or $1,000,000 USD. The Series "A" Preferred Shares have no voting rights.

CLASS A WARRANTS.
One million three hundred sixty thousand (1,360,000) Class A Warrants, exercisable at $7.50 per share, were issued under the Company's Series "A" Units Founders' Program. The Warrants have an exercise period of two (2) to four (4) years from their date of issuance, principally from January, 1998 through December, 2000. The Company can redeem the Warrants for $.10 per Class "A" Warrant if not previously redeemed upon thirty (30) days written notice, where the Holder may exercise any of Class "A" Warrants called during this thirty-day prior to such redemption.

SERIES "A1A" UNITS.
A total of Five Hundred (500) Series "A1A" Units have been issued by the Company. These Units contain:

a) Each Unit contains twenty thousand (20,000) Series "A" Preferred Shares, which are convertible, at the Option of the Holder on or after August 30, 1999 on a 1:1 basis to Amquest Common Shares. The Series "A" Preferred Shares are redeemable, if not previously converted to Common Stock, on August 30, 2006, for $50.00 per Share, or $1,000,000 USD.

b) Each Unit also contains one (1) Fixed Income Coupon (the "Coupon") which provides a fixed rate of return on an assumed $500,000 purchase price per Unit, which is 50% of Redemption Face Value. This coupon has a two (2) year maximum term, with a Face Value of $80,000, issued in the form of eight thousand (8,000) Common Shares which are held in the Holder's Managed Account in the Amquest Matrix Trust, Inc. (The "Trust"). Registering the 8,000 Common Shares for the benefit of supporting the payment of the Coupon is the Company's obligation.

c) The Coupon is to be paid on four (4) quarterly installments, whereby the first Coupon payment of $20,000 would be made at the end of the Year Two's second quarter, and then each quarter thereafter, through to the end of the first quarter of Year Three following the purchase. All or part of the Coupon payments are reinvested into the Program so that the Coupon is paid from the gains achieved by trading the eight thousand (8,000) Common Shares over the course of the two (2) years, and by reinvesting these proceeds until the entire $80,000 to pay the Coupon is generated for the investor's benefit.

Managed Account Subscription.
The salient distinction of the Series "A1A" Unit is its Managed Account Subscription ( the "Account"). Participation in the Program is limited to those institutions willing to open a mandatory, four-year duration investment account, the term of which is renewable thereafter in one (1) year increments. These Accounts will be in The Amquest Matrix Trust, Ltd. (the "Trust"), managed by Amquest Advisors, LLC, a Registered Investment Advisor under the United States Investment Company Act of 1940.
                                       36

In accordance with the Program, the Company splits the proceeds of each Unit into two (2) parts: a) fifty percent (50%) placed as capital reserves into The Amquest Matrix Funds, Inc., a registered mutual fund series, for diversified asset management, until such time as the Company's Common Stock trading price exceeds $15.00 per Share. The purpose of the Managed Account is twofold: 1) to gradually shift the investor's capital from an investment in a single equity, namely Amquest corporate securities, to fifty percent (50%) of the initial principal and the gains thereon being placed into the Amquest Matrix Funds, the Company's mutual funds, and 2) to protect the Company from sell off typical to Regulation S transactions. This method, which management believes operates as a reinvestment engine for the benefit of the investor, is managed by the Amquest Matrix Trust, Ltd. (Bahamas), (the "Trust"), a separate custodial fiduciary operating for the benefit of the Company but as a Third Party Administrator
(TPA). The purpose of the Trust is twofold: 1) to serve the institutional investor by providing a diversified "Total Return" portfolio while providing significant limitations on the open market trading for a period of four (4) years in such a manner that the Company's Common Share price cannot be adversely affected, and 2) to have the discretion to invest a portion of the capital directly into the Company's Bond (Debt Equity) Instruments or other such investments which serve to protect principal. In the Preferred Growth Series Program, the Company reserves the right to make adjustments in the percentages in the issuance of the common portion provided versus the number of convertible Series "A" Preferred Shares, issued in the Units, for the purposes of customizing the investment objectives of these institutions. This notwithstanding, the total number of Shares, whether they are Common Shares of Series "A" Preferred Shares, as conveyed in each Series "A1A" Unit remains the same, or a total of twenty eight thousand (28,000) Shares per Series "A1A" Unit.

DEBENTURE UNITS.
There are currently ten (10) debentures outstanding amongst four (4) holders. Each Debenture Unit contains: 1. A two-year term, six percent (6%) Convertible Subordinated Debenture, purchased at par, which has limited redemption rights for the Company, and 2. Five thousand (5,000) detachable, two-year Class A Warrants, which are exercisable into common shares at the rate of $7.50 per share.

The Features of the Debenture Units include:

(i) Dividend Payment. The six (6%) percent dividend is payable in cash or common stock, at the Company's option, quarterly after issuance, or at the time of conversion or redemption; (ii) Conversion Rights: The holder may convert an equivalent of $50,000 of the Debenture into common stock after ninety (90) days, and then $50,000 after one hundred twenty (120) days, at the rate of eight percent (80%) of the previous five-day average trailing closing bid price, prior to the receipt date of the holder's Notice of Conversion. At any time after one
(1) year, the Company has the Option to require conversion at eighty percent (80%) of the then previous five-day average closing bid price, prior to the date of the Company's conversion call; and (iii) Redemption Rights: If the five-day trailing closing bid price preceding the date of the Holder's Conversion Notice is below $2.50 per share, upon receipt of the Holder's conversion notice, the Company may elect, in lieu of conversion, to redeem the Debenture for cash at one hundred fifteen percent (115%) of its face value plus accrued interest.

STOCK OPTION PLAN.
The Company's 1996 Option Plan (the "Plan") was adopted by the Board of Directors in May, 1996. The Board of Directors and shareholders have approved and reserved for issuance an aggregate of two million (2,000,000) shares of the Common Stock under the Plan, subject to further adjustment upon the occurrence of certain specified capitalization events. The Plan is intended to encourage ownership of the Common Stock by officers and other employees and consultants to the Company, and to provide them with additional incentives to promote the success of the Company. The Plan became effective as of September 1, 1996 and will terminate of August 31, 2005, but such termination will not affect any outstanding options previously granted. The Plan provides that the Compensation and Stock Option Committee of the Board of Directors may grant options and otherwise administer the Plan.

Options  granted under the 1996 Option Plan may be: (1) incentive stock options;
(ii) IRA-qualified stock options; or (iii) a combination of the foregoing. In the 1996 Option Plan, the exercise price for incentive stock options and, unless otherwise determined by the Compensation and Stock Option Committee, the exercise price for non-qualified options granted under the Option Plan must be at least eighty-five (85%) of the fair market value of the Common Stock on the date of the grant; provided, however, in the event that an incentive stock option is granted to an employee who owns more that ten percent (10%) of the total combined voting power of all classes of stock of the Company or, if applicable, a subsidiary or Company corporation of the Company, the exercise price per share for such incentive stock options cannot be less than one hundred ten percent (110%) of the fair market value of the Common Stock on the date of such grant. The exercise price of options granted under the 1996 Option Plan is payable in cash, or at the discretion of the Compensation and Stock Option Committee, in whole or in part, in shares of the Common Stock, valued at their fair market value at the date of exercise; provided, however, that the Company may establish "cashless exercise" procedures, subject to applicable laws, rules and regulations, pursuant to which a holder of an option may exercise an option and arrange for a simultaneous sale of the underlying Common Stock, with the exercise price being paid from the Compensation and Stock Option Committee on the date of grant. Options expire on dates determined by the Compensation and Stock Option Committee, in its sole discretion, but not later than ten (10) years from the date of grant. In the event of an Unusual Corporate Event (as defined in the 1996 Option Plan), the Compensation and Stock Option Committee, in its discretion, may elect to terminate any outstanding options, effective ninety (90) days after such Unusual Corporate Event. In such event, the vesting of such options would be accelerated. The 1996 Option Plan may be amended at any time by the Board of Directors, but no amendment can be made without the approval of the Company's stockholders if stockholder approval is required under
Section 422 of the Code or Rule 16b-3 under Securities and Exchange Act. No amendment to the 1996 Option Plan may impair the rights or obligations of the holder of the holder of any option granted under the 1996 Option Plan without his or her consent.

TRANSFER AGENT.
The Transfer Agent of the Company is Signature Stock Transfer, Inc. 14675 Midway Road Suite 221, Dallas, Texas 75244.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a) The Articles of Incorporation of the Registrant, together with its By-laws, provide that the Registrant shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by applicable law.

(b) The laws of the State of Nevada permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who have been a party to, or are threatened to be made a party to, litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

The Registrant has also adopted provisions in its Articles of Incorporation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Nevada. Under the Registrant's Articles of Incorporation, and as permitted by the laws of the State of Nevada, a director is not liable to the Registrant or its shareholders for damages for breach of fiduciary duty. Such limitation of liability does not affect liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intention misconduct or a knowing violation of the law, (iii) any transaction from which the director directly or indirectly derived an improper personal benefit, or (iv) the payment of any unlawful distribution.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Not required.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Management of the Company knows of no past disagreements between Hersch & Associates, PC, or Winter, Scheifley & Associates, P.C., on any matter of accounting principles or practices, financial statement disclosure or auditing, scope or procedure. The Company has retained Sidney Abusch to audit its financial statements for the fiscal year ended December 31, 1996.

ITEM 15. Exhibits, Consolidated Financial Statements, and Financial Statement Schedules

 A. 1. Financial Statements, Notes and Schedules

                                          SIDNEY ABUSCH (LETTERHEAD GOES HERE)

                                                   CERTIFIED PUBLIC ACCOUNTANT

                                             FINANCIAL AND BUSINESS MANAGEMENT
MEMBER OF:
American Institute of CPA'S
NY State Society of CPA'S
FL Institute of CPA'S
CA Society of CPA'S


                         REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
AMQUEST INTERNATIONAL LTD.


We have audited the accompanying consolidated balance sheets of AMQUEST INTERNATIONAL, LTD. (b.b. OTC - Symbol: AMQI) as of December 31, 1994, 1995 and 1996, and the related consolidated statements of operations and cash flows for the years then ended and stockholders' equity since inception, March 8, 1988 through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMQUEST INTERNATIONAL, LTD. As of December 31, 1994, 1995 and 1996 and the related consolidated statements of operations and cash flows for the years then ended and stockholders' equity since inception, March 8, 1988 through December 31, 1996 in conformity with generally accepted accounting principles.




Hudson, Florida
March 12, 1997

              12121 Little Road Suite 244 Hudson, Florida 34667
             TELEPHONE: (813) 841-6525 FACSIMILE: (813) 841-9705

                           AMQUEST INTERNATIONAL, LTD.


                           Consolidated Balance Sheets
                               As of December 31,


                                     ASSETS


                                                   1994      1995       1996
                                                   ----   -------   ------------

CURRENT ASSETS


   Cash and Cash Equivalents                       $197   $   139   $  1,479,190

   Negotiable Securities Available for Sale         --       --      281,678,331
   Note Receivable                                  --       --          239,128
   Deferred Consulting Fees                         --       --        1,250,000
                                                   ----   -------   ------------


   TOTAL CURRENT ASSETS                             197       139    284,646,649

OTHER ASSETS


    Deposits                                        --     17,000         17,000
    Organizational Expense                          --       --          408,877
                                                   ----   -------   ------------


    TOTAL OTHER ASSETS                              --     17,000        425,877
                                                   ----   -------   ------------



TOTAL ASSETS                                       $197   $17,139   $285,072,526
                                                   ====   =======   ============



















    The accompanying notes are an integral part of these financial statements

                           AMQUEST INTERNATIONAL, LTD.

                           Consolidated Balance Sheets
                               As of December 31,

                       LIABILITIES AND STOCKHOLDERS EQUITY

                                                                 1994            1995               1996
                                                              -----------    -------------     ------------
Commitments and Contingencies (See Note 10)

STOCKHOLDERS EQUITY
  COMMON STOCK

  Total Authorized (1994):  100,000,000  Shares;  where
  there are 2,505,000  Issued & Outstanding;  Par Value       $     2,505                -                -
  $.001 per share.

  Total Authorized (1995):  100,000,000  Shares;  where
  there are 21,505,000 Issued & Outstanding;  Par Value                 -     $     21,505                -
  $.001 per share.

  Total Authorized (1996):  500,000,000  Shares;  where
  there are 37,415,000 Issued & Outstanding;  Par Value                 -                -    $      37,415
  $.001 per share.

  PREFERRED STOCK

  Total Authorized  (1994):  100,000,000 Shares in Four
  Series:  30,000,000  Series  "A;"  30,000,000  Series
  "B;"  29,990,000  Series "C;" and 10,000  Series "D;"                 -                -                -
  none  Issued  &  Outstanding;  Par  Value  $.001  per
  share.

  Total Authorized  (1995):  100,000,000 Shares in Four
  Series:  30,000,000  Series  "A;"  30,000,000  Series
  "B;"  29,990,000  Series "C;" and 10,000  Series "D;"                                 10
  10,000   Series  "D"   Preferred   Shares   Issued  &
  Outstanding; Par Value $.001 per share.                               -                                 -

  Total Authorized  (1996):  300,000,000 Shares in Four
  Series:  100,000,000  Series "A;" 100,000,000  Series                                              10,010
  "B;"  99,990,000  Series "C;" and 10,000  Series "D;"
  with  10,000,000  Convertible  Series  "A"  Preferred
  Shares,  and  10,000  Series  "D"  Preferred  Shares,                                  -
  Issued & Outstanding, each with a Par Value $.001.                    -

  UNREALIZED INCOME                                                     -                -        9,594,413
  PAID IN CAPITAL                                                   5,303           23,303      275,464,753

  Deficit Accumulated During The Development Stage
                                                                (   7,611)       (  27,679)       (  34,065)
                                                              -----------    -------------     ------------

TOTAL SHAREHOLDERS' EQUITY                                    $       197    $      17,139     $ 285,072,526
                                                              ===========    =============     =============

                   The accompanying notes are an integral part of these financial statements

                           AMQUEST INTERNATIONAL, LTD.



                        Consolidated Statements of Income
                        For the years ended December 31,



                                         1994            1995            1996
                                    -----------    ------------    ------------

REVENUE                             $         0    $          0    $          0
                                    -----------    ------------    ------------


TOTAL REVENUE                       $         0    $          0    $          0
                                    ===========    ============    ============

EXPENSES

  General & Administrative                2,403          20,068           6,386

TOTAL EXPENSES                            2,403          20,068           6,386
                                    -----------    ------------    ------------

NET (LOSS) INCOME BEFORE TAXES           (2,403)        (20,068)         (6,386)
                                    -----------    ------------    ------------

  Provision For Income Taxes               --              --              --
                                    -----------    ------------    ------------

NET (LOSS) INCOME                   $    (2,403)   $    (20,068)   $     (6,386)
                                    ===========    ============    ============

  Weighted Average Number of
  Common Shares outstanding           2,505,000      21,505,000      37,415,000
                                    ===========    ============    ============

  Earnings (Loss) per Common Share  $      (.00)   $       (.00)   $       (.00)
                                    ===========    ============    ============

















   The accompanying notes are an integral part of these financial statements.

                                           AMQUEST INTERNATIONAL, LTD.

                    Consolidated Statements of Changes in Stockholders' Equity - Common Shares
                      For the period from March 8, 1988 (inception) through December 31, 1996

  Note: This Statement of Changes in Stockholders' Equity is continued on the following page for Preferred Shares

                                                  COMMON SHARES
                                                                          Deficit
                                                                          Accumulated   receivable
                                      Common Stock                        During        for
                                ------------- ----------- paid in         Development   common
                                Shares        Amount      Capital         Stage         stock        Total
------------------------------- ------------- ----------- --------------- ------------- ------------ ------------
Balance, 12/31/88                         -    $        0  $           0  $         0   $          0  $         0

Shares issued at inception
for receivable at $.001/share      2,452,925        2,453            147            -         (2,600)            -

Net loss for the year                      -            0              0            0              0             0
                                  ----------     --------    -----------  -----------   ------------  ------------
Balance, 12/31/89                  2,452,925        2,452            147            0         (2,600)            0

Net loss for the year                      -            -             -             0              0             0
                                  ----------     --------    -----------  -----------   ------------  ------------
Balance, 12/31/90                  2,452,925        2,452            147            0         (2,600)            0

Shares  issued  for  services
at $.10 per share                     52,075           52          5,156            -              -         5,208

Net loss for the year                      -            -              -            -              -        (5,208)
                                  ----------     --------    -----------  -----------   ------------  ------------
Balance, 12/31/91                  2,505,000        2,505          5,303            -         (2,600)            -

Net loss for the year                    -          -                 -        (5,208)             -             -
                                  ----------     --------    -----------  -----------   ------------  ------------
Balance, 12/31/92                  2,505,000        2,505          5,303       (5,208)        (2,600)            -

Net loss for the year                    -          -                 -             -              -             -
                                  ----------     --------    -----------  -----------   ------------  ------------
Balance, 12/31/93                  2,505,000        2,505          5,303       (5,208)        (2,600)            -

Payment  of  receivable  for
common stock                               -            -              -            -          2,600         2,600

Net loss for the year                      -            -              -       (2,403)             -        (2,403)
                                  ----------     --------    -----------  -----------   ------------  ------------
Balance, 12/31/94                  2,505,000        2,505          5,303       (7,611)             0           197

Shares   issued  to   Officer
for  services  at  $.001  per
share                             19,000,000       19,000          1,000            -              -        20,000

Contribution for Deposits                  -            -         17,000            -              -        17,000
                                  ----------     --------    -----------  -----------   ------------  ------------
Net loss for the year                      -            -              -      (20,068)             -       (20,068)
                                  ----------     --------    -----------  -----------   ------------  ------------
Balance, 12/31/95                 21,505,000       21,505         23,303      (27,679)             0        17,129

Common   Shares   issued   in
exchange for capital/assets       15,910,000       15,910     80,886,090            -             -     80,902,000

Net loss for the year                      -            -              -       (6,386)            -         (6,386)
                                  ----------     --------    -----------  -----------   ------------  ------------
Balance, 12/31/96                 37,415,000     $ 37,415    $80,909,393  $   (34,065)  $          0  $ 80,912,743
                                  ==========     ========    ===========  ===========   ============  ============

                                  The accompanying notes are an integral part of these financial statements.

                           AMQUEST INTERNATIONAL, LTD.

          Consolidated Statements of Changes in Stockholders' Equity - Preferred Shares
             For the period from March 8, 1988 (inception) through December 31, 1996


        Note: This Page is Page Two of the Statement of Changes in Stockholders' Equity.

                                PREFERRED SHARES

                                 Issued & Outstanding
Balance December 31,                   Preferred                                        Receivable
                                         Stock                  Paid                      for
                                ------------- ----------         In          Unrealized   common
                                Shares          Amount         Capital         Income     Stock            Total
                                ---------   ----------       -------       ---------    ----------       -------
             1988                    -        $        0       $     0       $       0       $     0       $     0


             1989                    -        $        0       $     0       $       0       $     0       $     0


             1990                    -        $        0       $     0       $       0       $     0       $     0


             1991                    -        $        0       $     0       $       0       $     0       $     0


             1992                    -        $        0       $     0       $       0       $     0       $     0


             1993                    -        $        0       $     0       $       0       $     0       $     0


             1994                    -        $        0       $     0       $       0       $     0       $     0

Preferred "D" Shares issued
to affiliate for services at
$.001 per share                     10,000    $       10             -               -             -       $    10
                                ----------    ----------       -------       ---------    ----------       -------
      Balance, 12/31/95             10,000    $       10             -               -             -       $    10
                                ----------    ----------       -------       ---------    ----------       -------
-
Preferred "A" Shares issued
in Preferred Growth Series
Program at $.001 per share.     10,000,000    $   10,000   194,555,360       9,594,413             -    204,159,773
                                ----------     ---------   -----------       ---------    ----------    -----------
      Balance, 12/31/96         10,000,000    $   10,000  $194,555,360      $9,594,413             -   $204,159,773
                                ==========    ==========  ============      ==========    ==========   ============

                        Consolidated Statement of Stockholders' Equity - December 31, 1996


                                                                          Deficit
                                        Issued and                        Accumulated
Balance, Shareholders'                 Outstanding              Paid      During
Equity, December 31,1996                  Shares                In        Development    Unrealized
                                    Total        Amount        Capital    Stage          Income            Total
                                    -----        ------        -------    -----          ------            -----

Common Shares                     37,415,000    $ 37,415  $   80,908,393 $  ( 34,065)            -     $  80,912,743

Preferred "A" Shares              10,000,000      10,000     194,555,360           -     9,594,413       204,159,773


Preferred "D" Shares              10,000,000          10               -           -             -                10
                                  ----------    --------  -------------- -----------     ----------     ------------
Balance, 12/31/96                 48,785,000    $ 47,415  $  275,464,753 $  ( 34,065)    $9,594,413     $285,072,526
                                  ==========    ========  ============== ==== ======     ==========     ============

                   The accompanying notes are an integral part of these financial statements.

                                       45

                           AMQUEST INTERNATIONAL, LTD.

                      Consolidated Statements of Cash Flows
                        For the years ended December 31,

                                                                 1994        1995             1996
                                                             -----------    --------    -------------
Net Cash Flow from Operating Activities:
Net Income (loss)                                            $    (2,403)   $(20,068)   $      (6,386)

Adjustments to Reconcile Net Income (loss) To Net Cash
Provided (Used) by Operating Activities:
    Increase in Note Receivable                                     --          --            239,128
    Increase in Negotiable Securities                               --          --        281,678,331
    Increase in Other Assets                                        --       (17,000)         408,877
    Increase in Deferred Consulting Fees                       1,250,000
                                                             -----------    --------    -------------

Net Cash (Used) By Operating Activities                           (2,403)    (37,068)     283,582,722
                                                             -----------    --------    -------------

Cash Flow from Financing Activities:
    Net proceeds from the Issuance of Common stock                 2,600      19,000           15,910
    Net proceeds from the Contributions to Paid In Capital          --        18,000      275,441,450
    Net proceeds from the issuance of
     Series "D" Preferred Stock                                     --            10           10,000
    Unrealized Income                                          9,594,413
                                                             -----------    --------    -------------
   Net Cash provided by Financing Activities                       2,600      37,010      285,061,773
                                                             -----------    --------    -------------

Increase (Decrease) In Cash And Cash Equivalents:                    197         (58)       1,479,051
                                                             -----------    --------    -------------
    Cash and cash equivalents, beginning of year                    --           197              139
                                                             -----------    --------    -------------
    Cash and cash equivalents, end of year                   $       197    $    139    $   1,479,190
                                                             ===========    ========    =============






























   The accompanying notes are an integral part of these financial statements.

                           AMQUEST INTERNATIONAL, LTD.

                        Notes to the Financial Statements
             For the years ended December 31, 1994, 1995, and 1996

Note 1. Organization and Ownership


GENERAL. AMQUEST International, Ltd. (OTCbb: AMQI), incorporated in Nevada as Comstock South America on March 8, 1988, (the "Company") changed its name in January, 1996 from International Mergitech Ventures, Ltd. (OTCbb: IMVT). The Company is organized as a financial holdings and investment corporation. It currently has, two (2) subsidiaries, HOMEVEST Mortgage Corporation, ("HOMEVEST") an integrated, realty-driven, licensed mortgage bank and AMQUEST Advisors, Inc., the Registered Investment Advisor for the AMQUEST Matrix Funds, Inc., which is a highly simplified mutual fund vehicle registered with the Securities and Exchange Commission on August 29, 1996. The Company has developed enhancements to change the way certain financial services are provided. By blending aspects of the financial services necessary to transact real estate sales, mortgage, debt collection and venture capital investments, the Company created a new series of consumer credit and mortgage products. These will be offered at effective interest rates below those offered by conventional sub-prime lenders, but the monthly payment amount is generally the same as conventional loans. The surplus cash that is created in the payments, that is, that portion that is not devoted to interest, will be invested into the Company's mutual funds and life insurance products for the direct benefit of the debtor. This method provides the Company with revenue diversity, thereby decreasing its dependence upon interest rate float. The Company plans to market bundled financial services as a single transaction sale and thereby intends to provide both persons and emerging growth companies with increased financial capacity by investing a portion of their payment dollars typically paid out as interest to lenders.

BUSINESS DEVELOPMENT. On January 15, 1996, the Company established a two year plan to raise Two billion dollars or more in equity capital through the offering of its corporate securities. This strategic initiative was established to place the Company into the mortgage banking and consumer credit industries, while having the parent company be an investment holding company. To accomplish this, management established a highly specific business plan that uniquely combined elements from the realty/mortgage, consumer credit, securities trading, investment advisory and insurance services industries into bundled products that would be marketed in such a way as to bring assets under management into its own mutual funds. At December 31, 1996, many of these goals are in various stages of completion. The Company plans to continue to pursue growth through the exchange of corporate securities for other negotiable securities and assets, to sell additional registered and unregistered corporate securities, in the form of debt and equity instruments, to raise additional capital, and acquire profit-producing companies.

On May 5, 1996, the Company filed a revised 15c2-11 Registration and began trading as AMQI on June 10, 1996 (1996 low $31/2; high $77/8). At December 31, 1996, the Company has achieved a total shareholders equity of approximately $285,072,526 which is a Net Book Value of $7.62 per common share. As the result of its capitalization activities, the Company established the first of two (2) entities for the receipt of capital and assets under management for investments. These are:

1. On August 28, 1996, the Company registered with the Securities and Exchange Commission, The AMQUEST MATRIX FUNDS, INC., a mutual fund (the "FUND"), managed by AMQUEST ADVISORS, LLC, a wholly-owned subsidiary of the Company. The Company engaged the TOCQUEVILLE ASSET MANAGEMENT, INC., New York, New
   York, the sub-advisor for the FUND, and FIRSTAR TRUST CO., Milwaukee, Wisconsin, the FUND'S custodial administrator.

2. On October 30, 1996, the second entity was formed for the purposes of maintaining capital and assets under management off-shore. The Company formed AMQUEST MATRIX TRUST, LTD., an international business corporation in the Commonwealth of the Bahamas, which is managed by AMQUEST ADVISORS, LLC.

SIGNIFICANT CHANGES.

CHANGE IN AUTHORIZED SHARES. On October 1, 1996, the Company's Board of Directors amended the Company's original Articles of Incorporation, dated March 8, 1988 as amended, concerning the further issuance of securities, such that its authority to issue One Hundred Million (100,000,000) Common Shares was increased to have the authority to issue an aggregate of Five Hundred Million (500,000,000) Common Shares, par value $.001 per Common Share.

The Board of Directors further voted to increase the authority to issue Three Hundred Million (300,000,000) shares of Preferred Stock, par value $.001, in four (4) Series: Series "A": 100,000,000 shares; Series "B": 100,000,000 shares; Series "C": 99,990,000 shares; and Series "D": 10,000 shares as opposed to the level prior to October 1, 1996 being Thirty Million (30,000,000) shares of Preferred Stock, par value $.001, in four (4) Series:
Series "A":  10,000,000 shares;  Series "B":  10,000,000  shares;  Series "C":
9,990,000 shares; and Series "D": 10,000 shares. The Articles of Incorporation were so amended to reflect these increases in authority.

CHANGE IN FISCAL YEAR. On December 1, 1996, the Company's Board of Directors voted to change the Company's fiscal year from July 31, to a calendar year, ending December 31. Previous years financial statements have been revised to include this change for comparative purposes.

Note 2.  Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (GAAP). Conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Company's consolidated balance sheet at December 31, 1996, the end of its fiscal year, and in the reported amounts of revenues and expenses in the consolidated statements of income during the fiscal year ended December 31, 1996. Significant accounting policies under GAAP are:

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, HOMEVEST, and AMQUEST ADVISORS, LLC. All inter-company accounts and transactions have been eliminated. These newly formed subsidiaries have had no transactions from inception through December 31, 1996.

INVESTMENTS
In 1996, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Pursuant to SFAS No. 115, investments in equity and debt securities designated as available for sale are carried at market value rather than the previous method, which was at the lower of amortized cost or market value. Further, any resulting unrealized gain or loss is to be reflected as a separate component of shareholders' equity, net of applicable deferred income taxes, if any.

The Company considers all long-term investments to be available for sale. Cash equivalents represent amounts deposited in money market funds and investments with a maturity at time of purchase of three months or less. Investments in equity or debt securities designated as available for sale are carried at market value. Any resulting unrealized gain or loss is reflected as a separate component of shareholders' equity net of applicable deferred income taxes. All of the Company's long-term investments are classified as available for sale. Bond discounts are amortized on the effective yield method over the remaining terms of the securities acquired. For mortgage-backed securities and any other holdings for which a prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary.

Any adjustments required due to the resultant change in effective yields are recognized in current income. Short-term investments, which are those investments with a maturity of more than three (3) months but less than one year at time of purchase, are carried at market value, which approximates cost. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recorded as earned.

EARNINGS PER COMMON SHARE

Earnings per common share is determined by dividing net income by the weighted average number of common shares outstanding.

NOTE 3:  RECENT ACCOUNTING PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of. This statement, effective for fiscal years beginning after December 15, 1995, requires a company to assess impairment of "assets held or used" and "assets to be disposed of." Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the related undiscounted cash flows are compared to the asset's book value. If the sum of the undiscounted cash flows is less than the book value, a loss is recorded based upon the excess of the book value over the fair value of the asset. Assets to be disposed of are recorded at fair value less cost to sell and are not depreciated while held. The adoption of this pronouncement in 1996 did not have a material effect on the Company's consolidated financial statements.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Stock-Based Compensation ("FAS 123"), which encourages the use of the fair value method of accounting for all employee stock options. The fair value method includes measuring the value of the stock option at grant date and amortizing this value over the service period of the award.

The Company chose not to adopt FAS 123 for its 1996 consolidated financial statements, because the "intrinsic value method" as prescribed by Accounting Principles Bulletin ("APB") No. 25, "Accounting for Stock issued to Employees" will also be allowed. This method requires that compensation cost be measured as the excess of the quoted market price of the stock, at the grant date or other measurement date, over the amount an employee must pay to acquire the stock. FAS 123 is effective for fiscal years beginning after December 15, 1995. The Company intends to apply the recognition and measurement provisions of APB No. 25 to all employee stock options and similar equity instruments awarded after December 31, 1995.

In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 125"). This statement provides accounting and reporting standards for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and it is effective for all occurrences of the above after the date of December 31, 1996.

Transactions covered by FAS 125 include securitizations, sales of partial interests in financial assets, repurchase agreements, securities lending, pledges of collateral, loan syndications and participations, sales of receivables with recourse, servicing of mortgages and other loans, and in-substance defeasances. The statement uses a "financial components" approach that focuses on control to determine the proper accounting for financial asset transfers. Under that approach, after financial assets are transferred, an entity would recognize on the balance sheet all assets it controls and liabilities it has incurred. It would remove from the balance sheet those assets it no longer controls and liabilities it has satisfied.

If the entity has surrendered control over the transferred assets, the transaction would be considered a sale. Control is considered surrendered only if the assets are isolated from the transferor; the transferee has the right to pledge or exchange the assets or is a qualifying special-purpose entity; and the transferor does not maintain effective control over the assets through an agreement to repurchase or redeem them. If those conditions do not exist, the transfer would be accounted for as a secured borrowing.

At December 31, 1996, the Company had not yet determined the impact of FAS 125 on its consolidated financial statements.

NOTE 4:  CAPITALIZATION

SALE OF UNREGISTERED SECURITIES

SERIES "A" UNIT FOUNDER'S OFFERING

Beginning in February 1996, the Company offered for sale Series "A" Units ("Units") at $12,500 per Unit in a transaction exempt from registration pursuant to Regulation D of the Securities Act of 1933 (the "ACT"). Each of the Series "A" Units contain 5,000 Common Shares and 5,000 Class "A" Warrants exercisable into Common Shares at $7.50. The Warrants are detachable from the Common Shares and have an exercise period of four (4) years from the date of issuance. The Company can redeem them $.10 per Class "A" Warrant upon thirty (30) days written notice, where the Holder may exercise any of Class "A" Warrants called during this thirty-day period prior to them being redeemed. Through December 31, 1996, the Company resold seven (7) of the original Series "A" Units that were sold, and refunded $87,500 to non-accredited investors. The following table reflects the results of the selling Two Hundred seventy-two (272) Series "A" Units ("Units") at $12,500 per Unit for gross proceeds of approximately $3,400,000. Net proceeds, after the payment of commissions, fees and expenses of approximately $748,000 aggregated approximately $2,652,000:

                              # OF     GROSS OFFERING    COMMON      CLASS "A"
GENERAL DESCRIPTION           UNITS       PROCEEDS       SHARES      WARRANTS
-------------------           -----    --------------  ---------     ---------
Series "A" Unit Holders       272      $   3,400,000   1,360,000     1,360,000

Total Costs                                 748,000
                              ---       ------------    ---------    ---------
Net Proceeds                  272      $   2,652,000    1,360,000    1,360,000
                              ===      =============    =========    =========
None of the AMQUEST securities conveyed in the Series "A" Unit Founder's Offering have been registered under the ACT and bear a legend referring to the restrictions on transfer imposed thereby.

SERIES "A1A" UNITS   (ALSO SEE NOTE 5: INVESTMENTS)

In order to attract non-US institutional investors (as such term is defined by the Securities and Exchange Commission, "SEC"), to purchase the Company's equity securities, the Company designed a new kind of investment instrument called AMQUEST "Series "A" Preferred Shares Certificates" (the "Certificates").

On July 1, 1996, the Company began offering these Certificates and by October, 1996, formalized the name of the Program to be the AMQUEST "PREFERRED GROWTH SERIES PROGRAM (the "Program") through the sale and issuance of Series "A1A" Units to non-US institutional investors only. The Certificates are unregistered securities designed to function like micro mutual funds, in that they would mimic the planned portfolios of the Company's AMQUEST MATRIX FUNDS, INC. The following is a further description of each Series "A1A" Units (the "Unit"):

1. Each Unit contains 20,000 Series "A" Preferred Shares, which are convertible, at the Option of the Holder on or after August 30, 1999, on a 1:1 basis to AMQUEST Common Shares. The Series "A" Preferred Shares are redeemable if not previously converted to Common Shares, on August 30, 2006, for $50.00 per share, representing a Face Value at redemption of One Million ($1,000,000
   USD) Dollars.
2. Each Unit contains one (1) Fixed Income Coupon (the "Coupon") which provides a fixed rate of return on an assumed $500,000 purchase price per Unit, which is 50% of Redemption Face Value. This Coupon has a two (2) year maximum term, with a Face Value of $80,000, issued in the form of 8,000 Common Shares held in the Holder's Managed Account in the AMQUEST MATRIX TRUST, INC. (THE "TRUST). Registering the 8,000 common shares for the benefit of supporting the payment of the Coupon would be the Company's obligation. The Coupon would be paid in four (4) quarterly installments, whereby the first Coupon payment of $20,000 would be made at the end of Year Two's second quarter, and then each quarter thereafter, through to the end of the first quarter of Year Three following the purchase. All or part of the Coupon payments are reinvested into the Program so that the Coupon is paid from the gains achieved by trading the 8,000 common shares over the course of the two (2) years, and by reinvesting these proceeds for the benefit of the investor until such time as the entire $80,000 to pay the Coupon is generated.
                                       50

In July, 1996, the Company retained Acajou Holdings, Ltd., ("Acajou") an investment banking firm from Madrid, Spain, and Geneva World Ventures, Inc., a US subsidiary of Geneva Ventures, Ltd., a Gibraltar (UK) global investment syndicate ("Geneva"). Acajou and Geneva, on behalf of the Company, began negotiations with a brokerage firm in Brazil, namely, Corretora Souza Barros Cambio E Titulos, S.A., to acquire certain Brazilian Treasury Credits (the "Credits"), offered for sale by the Familia Ribas. The Credits are convertible into TDA-E Bonds, and are, by definition, adjudicated government senior debt obligations (full faith and credit) of Federal Republic of Brazil. These electronic instruments are recorded and identified as "Precatorio No. 12.995 Registrio No. 95.03.059979-2."

In these negotiations, effective September 12, 1996, the Familia Ribas agreed to sell the Credits to the Company in exchange for an irrevocable Letter of Payment as issued by a bank acceptable to them. Understanding these requirements, the Company signed an agreement with Geneva Ventures, Ltd., on July 12, 1996, to exchange 4,400,000 Common Shares for certain negotiable securities, which were also conveyed to Americas International Bank Corporation, Ltd. (AIBC), along with 4,000,000 Restricted Common Shares and Five Hundred (500) AMQUEST International, Ltd. Series "A1A" Units to acquire the irrevocable Letter of Payment. On July 16, 1996, Acajou Holdings, Ltd. agreed to receive 4,750,000 common shares in connection with the transaction.

The Credits mature from 1/11/1999 through 01/11/2004, at a Face Value of $411,070,383.50 Reals or $404,205,508.00 in US Dollars, based upon an exchange rate of $.9833. The Company has recorded the Credits at 61% of Face Value, or $246,565,359.80, and the Credits appreciate at the rate of 1.5% per month until such time as they are converted into TDA-E Bonds. At December 31, 1996, while the exchange rate became less favorable to the Company ($.9625 opposed to $.9833 when acquired), the Face Value increased to $436,295,121.50 Reals ($419,934,054.40 USD), yielding a December 31, 1996, market value of $256,159,773.10 USD. The Company reflects the increase in value of $9,594,413.30 USD as Unrealized Income, a separate component in Shareholders' Equity, as required by FAS 52.

Note 5.  Investments (ALSO SEE Note 4:  CAPITALIZATION)

At December 31, 1996, the following represented the Company's investments:

   Cash and Cash Equivalents
    Cash in Banks                                                                     $    1,479,190

  Negotiable Securities Available for Sale
    Precatorio  Rights,  convertible  into Brazilian TDA-E Bonds,
    Face Value, $436,295,121.50, Maturity Dates, January 11, 1999
    and January 11, 2004, market value at December 31, 1996, of
    $256,159,773.10 USD, plus $25 million in negotiable securities
    provided for Letter of Payment.                                   281,159,773.

    Corporate Stocks and Bonds                                            518,558.       281,678,331
                                                                     -------------    --------------

    Total                                                                              $ 283,157,521
                                                                                       =============

Note 6:  Deferred Consulting Fees.

Deferred consulting fees comprise those expenses that are related to the production of future business. During 1996, the Company issued 1,400,000 shares of Common stock to various consultants for future services to be rendered when the new products of the Company are marketed. These fees will be expensed as incurred.

Note 7:  Other Assets.

The Company considers its refundable earnest money as "Deposits." At such times as it leases offices, equipment or vehicles and deposits are required, these will also be considered Deposits. Organization Expense includes licensing, regulatory and registration fees for the Company and it's Subsidiaries.

Note 8:  Note Receivable.

On December 20, 1996, the Company formalized moneys owed by Kinsman, Merchant and Associates, Inc., the Company's major shareholder, in a demand note bearing no interest, with the principal due by June 30, 1997.

Note 9:   Shareholders' Equity.

At December 31, 1996, the Company reflects the following description of the disposition on the issuance its common, Series "A" and "D" Preferred Shares, and Class A Warrants, as follows:

                                                                                                  Class A
                                                  Common Shares     Percent  Preferred Shares    /Warrants
                                                  -------------     ------   ----------------   ----------
EXEMPT AND UNREGISTERED SECURITIES

  Acajou Holdings, Ltd.                               4,750,000      12.7%
  Addison. Price, Gaines, Inc.                        1,150,000       3.1%
  Americas International Bank Corporation, Ltd.       4,000,000      10.7%  ("A"),10,000,000
  Caveat Enterprises, Inc.                            1,000,000       2.7%
  Geneva Ventures, Ltd.                               4,400,000      11.8%
  Geneva World Ventures, Inc.                         2,000,000       5.4%
  Kinsman, Merchant & Associates, Inc.               15,850,000      42.4%  ("D")     10,000
  Montgomery, Smith & Associates, Inc.                  400,000       1.1%
  Series "A" Unit Holders                             1,360,000       3.6%                      1,360,000 (W)
                                                     ----------      -----        ----------    ---------
                Unregistered Securities Subtotal     34,910,000      93.3%  (All) 10,000,000    1,360,000 (W)
                                                     ==========      ====         ==========    =========

WIDELY-HELD TRADING SECURITIES

  Total Widely Held Trading Securities                2,505,000       6.7%
                                                     ----------      -----        ----------    ---------
  Total Issued and Outstanding,
   at December 31, 1996                              37,415,000    100.00%  (All) 10,010,000    1,360,000 (W)
                                                     ==========    ======         ==========    =========

Footnotes

      1.    Kinsman, Merchant & Associates, Inc. ("KMA") paid $2,825,000 for the 19,000,000 control block on shares and then disbursed 1,150,000 of these shares for $115,000 to Addison,  Price Gaines, Inc.
            and 2,000,000 shares to Geneva World Ventures, Inc., who paid $1,500,000 for these shares.

      2.    Montgomery,  Smith &  Associates,  Inc.  and Caveat  Enterprises,  Inc.  have agreed to exchange
            $1,250,000  in future  consulting  services for these  1,400,000  shares.  The issuance of these shares is subject to the various conditions of performance.

NOTE 9:  1996 IRA-QUALIFIED AND INCENTIVE STOCK OPTION PLAN

The 1996 Option Plan was adopted by the Board of Directors in May, 1996. The Board of Directors and shareholders have approved and reserved for issuance an aggregate of 2,000,000 shares of the Common Stock under the 1996 Option Plan, subject to further adjustment upon the occurrence of certain specified capitalization events. The 1996 Option Plan is intended to encourage ownership of the Common Stock by officers and other employees and consultants to the Company, to encourage their continued employment with the Company and to provide them with additional incentives to promote the success of the Company. The 1996 Option Plan will become effective as of September 1, 1996 and will terminate on August 31, 2005, but such termination will not affect any outstanding options previously granted. The 1996 Option Plan provides that the Compensation and Stock Option Committee of the Board of Directors may grant options and otherwise administer the 1996 Option Plan.

Options  granted under the 1996 Option Plan may be: (i) incentive stock options;
(ii) IRA-qualified stock options; or (iii) a combination of the foregoing. In the 1996 Option Plan, the exercise price for incentive stock options and, unless otherwise determined by the Compensation and Stock Option Committee, the exercise price for non-qualified options granted under the Option Plan must be at least 85% of the fair market value of the Common Stock on the date of the grant; provided, however, in the event that an incentive stock option is granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or, if applicable, a subsidiary or Company corporation of the Company, the exercise price per share for such incentive stock options cannot be less than 110% of the fair market value of the Common Stock on the date of such grant.

The exercise price of options granted under the 1996 Option Plan is payable in cash or, at the discretion of the Compensation and Stock Option Committee, in whole or in part, in shares of the Common Stock, valued at their fair market value at the date of exercise; provided, however, that the Company may establish "cashless exercise" procedures, subject to applicable laws, rules and regulations, pursuant to which a holder of an option may exercise an option and arrange for a simultaneous sale of the underlying Common Stock, with the exercise price being paid from the proceeds of such sale. Options may be exercised at such times as are determined by the Compensation and Stock Option Committee on the date of grant.

Options expire on dates determined by the Compensation and Stock Option Committee, in its sole discretion, but not later than ten years from the date of grant. In the event of an Unusual Corporate Event (as defined in the 1996 Option
Plan), the Compensation and Stock Option Committee, in its discretion, may elect to terminate any outstanding options, effective ninety (90) days after such Unusual Corporate Event. In such event, the vesting of such options would be accelerated. The 1996 Option Plan may be amended at any time by the Board of Directors, but no amendment can be made without the approval of the Company's stockholders if stockholder approval is required under Section 422 of the Code or Rule 16b-3 under the Securities and Exchange Act. No amendment to the 1996 Option Plan may impair the rights or obligations of the holder of any option granted under the 1996 Option Plan without his or her consent.

NOTE 10: SUBSEQUENT EVENTS.

DEBENTURE UNITS
The Company opened an offering of convertible debt securities on March 14, 1997, whereby it plans to offer for sale up to One Hundred Debenture Units, exempt and unregistered securities, (the "Offering"), at $100,000 per Unit, in order to raise ten million ($10,000,000 USD) dollars or more in gross proceeds, less fees and expenses associated with the Offering.

The Offering proposes the following, as each Debenture Unit contains:

1. A two-year term, 6% Convertible Subordinated Debenture, purchased at par, which has limited redemption rights for the Company, and;

2. Five thousand (5,000) detachable, two-year Class A Warrants, which are exercisable into common shares at the rate of $7.50 per share.

FEATURES:
i. Dividend Payment. The six (6%) percent dividend is payable in cash or common stock, at the Company's option, quarterly after issuance, or at the time of conversion or redemption.

ii. Conversion Rights: The holder may convert an equivalent of $50,000 of the Debenture into common stock after 90 days, and then $50,000 after 120 days, at the rate of 80% of the previous five-day average trailing closing bid price, prior to the receipt date of the holder's Notice of Conversion. At any time after one (1) year, the Company has the Option to require conversion at 80% of the then previous five-day average closing bid price, prior to the date of the Company's conversion call.

iii. Redemption Rights: If the five-day trailing closing bid price preceding the date of the Holder's Conversion Notice is below $2.50 per share, upon receipt of the Holder's conversion notice, the Company may elect, in lieu of conversion, to redeem the Debenture for cash at 115% of its face value plus accrued interest.

The Company has engaged Newport Capital Partners, Inc., Newport Rhode Island ("Newport"), a referral service utilized by offshore fund managers, to locate, on a non-exclusive basis, certain investors who may be interested in the purchase of these securities, as offered by the Company. In this connection, the Company reserves the right to pay commissions as are customary in the industry to brokers or such in like transactions.

Through March 21, 1997, the Company has received $890,000 in net proceeds from the sale of ten (10) Debenture Units.















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                                       54

Signature Page


Pursuant to the requirement of Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended, the Registrant, AMQUEST INTERNATIONAL, LTD., has duly caused this report to be signed in its behalf by its president and chief executive officer who was duly authorized by the directors of the Registrant to provide such signature.



                                          AMQUEST INTERNATIONAL, LTD.




                                          David A. Morgenstern
                                          --------------------------------------
                                          By:   David A. Morgenstern
                                          Its:  President, Managinging Director

  Dated this 7th day of April, 1997.










































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